Exhibit 10.1
ASSET PURCHASE AGREEMENT
BY AND AMONG
ULTRA PREMIUM OILFIELD SERVICES, LTD.,
NS GROUP, INC.,
FISHING TOOLS SPECIALTY, L.P., AND
WAYNE D. GILLIAM, JR.
DATED AS OF JULY 21, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	“Accountant	1
1.2	“Accounts Payable	1
1.3	“Accounts Receivable	1
1.4	“Action”	1
1.5	“Affiliate”	1
1.6	“Aggregate Consideration”	2
1.7	“Agreement”	2
1.8	“Assumed Contracts”	2
1.9	“Assumed Liabilities”	2
1.10	“Balance Sheet”	2
1.11	“Business”	2
1.12	“Business Day”	2
1.13	“Buyer”	2
1.14	“Buyer Indemnified Persons”	2
1.15	“Closing”	2
1.16	“Closing Date”	2
1.17	“Closing Net Working Capital	2
1.18	“COBRA”	2
1.19	“Code”	2
1.20	“Contract”	2
1.21	“Covenantor”	2
1.22	“D&T”	3
1.23	“December Net Working Capital”	3
1.24	“Debt”	3
1.25	“Effective Time”	3
1.26	“Employment Agreement”	3
1.27	“Environmental Indemnified Loss”	3
1.28	“Environmental Law”	3
1.29	“Environmental Permits”	3
1.30	“Environmental Property”	4
1.31	“Environmental Reports”	4
1.32	“ERISA”	4
1.33	“Escrow Agent”	4
1.34	“Excluded Assets”	4
1.35	“Excluded Liabilities”	4

i

1.36	“Financial Statements”	4
1.37	“GAAP”	4
1.38	“Gilliam”	4
1.39	“Government”	4
1.40	“GP”	4
1.41	“Hazardous Materials”	4
1.42	“Holdings”	4
1.43	“Houston Assets”	4
1.44	“Houston Liabilities”	4
1.45	“Houston Net Book Value”	5
1.46	“HSR Act”	5
1.47	“Identified Environmental Matters”	5
1.48	“Indemnified Losses”	5
1.49	“Indemnification Threshold”	5
1.50	“Indemnifying Party”	5
1.51	“Injured Party”	5
1.52	“Intellectual Property”	5
1.53	“Inventory”	5
1.54	“IRCA”	5
1.55	“Key Representations”	5
1.56	“Know-how”	5
1.57	“Known Environmental Liabilities”	6
1.58	“Law”	6
1.59	“Leased Real Property”	6
1.60	“Liability” or “Liabilities”	6
1.61	“Lien”	6
1.62	“Losses”	6
1.63	“LP Group”	6
1.64	“Material Adverse Effect”	6
1.65	“Notice of Claim”	6
1.66	“Notice of Dispute”	6
1.67	“NS Group”	6
1.68	“Order”	6
1.69	“Ordinary Course”	6
1.70	“Owned Real Property”	6
1.71	“Party”	6
1.72	“Past Infringement Claims”	7
1.73	“Past Validity Claims”	7

1.74	“Patents”	7
1.75	“PBGC”	7
1.76	“Permitted Exceptions”	7
1.77	“Permitted Liens”	7
1.78	“Person”	7
1.79	“Plan”	7
1.80	“Property Taxes”	7
1.81	“Public Company”	7
1.82	“Purchased Assets”	7
1.83	“Real Property”	7
1.84	“Related Agreements”	7
1.85	“Retention Agreements”	7
1.86	“Restrictive Period”	8
1.87	“Seller”	8
1.88	“Seller’s Employees”	8
1.89	“Seller’s Knowledge”	8
1.90	“Statement of Closing Net Working Capital”	8
1.91	“Straddle Period”	8
1.92	“Tax Returns”	8
1.93	“Taxes”	8
1.94	“Third Party Infringement Claim”	8
1.95	“Third Party Validity Claim”	8
1.96	“Third Person”	8
1.97	“Third Person Claim”	8
1.98	“Title Company”	8
1.99	“Title Policy”	8
1.100	“Trademarks”	8
1.101	“Trade Names”	8
1.102	“Transaction Escrow Agreement”	8
1.103	“Transaction Escrow Deposit”	9
1.104	“US Patents”	9
1.105	“VEBA”	9
1.106	“WARN”	9
1.107	“Work”	9
1.108	“Yard 4”	9
ARTICLE II PURCHASE AND SALE OF THE PURCHASED ASSETS		9
2.1	Purchased Assets	9
2.2	Assumed Liabilities	11

2.3	Consideration	13
2.4	Statement of Closing Net Working Capital	13
2.5	Post-Closing Adjustment	13
2.6	Closing	15
2.7	Transaction Escrow Deposit	15
2.8	Employee Retention Payments	15
2.9	Allocation of Aggregate Consideration	15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER AND GILLIAM		15
3.1	Existence and Power	15
3.2	Valid and Enforceable Agreement; Authorization; Non-contravention	16
3.3	Financial Statements	16
3.4	Absence of Certain Changes	16
3.5	Taxes	18
3.6	Accounts Receivable	19
3.7	Inventories; Consignment	20
3.8	Litigation	20
3.9	Real Property	20
3.10	Title to Purchased Assets	21
3.11	Necessary Property	22
3.12	Intellectual Property	22
3.13	No Breaches of Law or Governing Documents; Licenses and Permits	23
3.14	Contracts and Commitments	24
3.15	Validity of Contracts	25
3.16	Customers and Suppliers	25
3.17	Employees, Consultants and Agents; Compensation	25
3.18	Labor Matters	26
3.19	Employee Benefit Matters	27
3.20	Overtime, Back Wages, Vacation and Minimum Wage	28
3.21	Discrimination and Occupational Safety and Health	29
3.22	Insurance Policies	29
3.23	Product and Service Warranties	29
3.24	Product Liability Claims	29
3.25	Product Safety Authorities	30
3.26	Environmental Matters	30
3.27	Foreign Operations and Export Control	32
3.28	Related Party Transactions	32
3.29	Books and Records and Financial Controls	32

3.30	Brokers, Finders and Other Offers	33
3.31	Disclosure	33
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		33
4.1	Corporate Existence and Power	33
4.2	Valid and Enforceable Agreement; Authorization; Non-Contravention	34
4.3	Brokers, Finders	34
ARTICLE V COVENANTS NOT TO COMPETE, DISCLOSE OR HIRE		34
5.1	Covenant	34
5.2	Enforceability	35
5.3	Time Period	36
ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES		36
6.1	Public Disclosure	36
6.2	Tax Covenants	36
6.3	Title Matters	36
6.4	Obligations with Respect to Employees	37
6.5	Other Prorations and Adjustments	38
6.6	Books and Records	39
6.7	Filings	39
6.8	Accounts Receivable	39
6.9	Tail Insurance Coverage	39
6.10	Cessation of Business Operations of Curley’s	40
6.11	Financial Statements	40
6.12	Further Assurances; Cooperation	40
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		40
7.1	Accuracy of Representations and Warranties and Performance of Obligations	40
7.2	Consents and Approvals	40
7.3	No Litigation or Contrary Judgment	40
7.4	No Material Adverse Effect	41
7.5	Foreign Patent and Patent Application Assignments	41
7.6	Deliveries of Seller at Closing	41
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND GILLIAM		42
8.1	Accuracy of Representations and Warranties and Performance of Obligations	42
8.2	Consents and Approvals	42
8.3	No Litigation or Contrary Judgment	42
8.4	Deliveries of Buyer at Closing	42
ARTICLE IX INDEMNIFICATION		43
9.1	Indemnification of Buyer	43

v

9.2	Indemnification of Seller	44
9.3	Survival	44
9.4	Limitations	45
9.5	Notice of Claim; Satisfaction of Claim	47
9.6	Environmental Matters	47
9.7	Right to Contest Claims of Third Persons	48
9.8	Third Party Infringement Claim; Third Party Validity Claim	49
ARTICLE X MISCELLANEOUS PROVISIONS		49
10.1	Notice	49
10.2	Entire Agreement	50
10.3	Amendment and Modification	50
10.4	Assignment; Binding Agreement	50
10.5	Counterparts	51
10.6	Headings; Interpretation	51
10.7	Exhibits; Schedules	51
10.8	Expenses	51
10.9	Remedies Cumulative	51
10.10	Governing Law	52
10.11	No Third Party Beneficiaries or Other Rights	52

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 21st day of July, 2006, by and among Ultra Premium Oilfield Services, Ltd., a Kentucky limited partnership (“Buyer”), NS Group, Inc., a Kentucky corporation (“NS Group”), Fishing Tools Specialty, L.P., a Texas limited partnership and successor by conversion to Fishing Tools Specialty, Inc. d/b/a Curley’s Fishing Tools Specialty (“Seller”), and Wayne D. Gilliam, Jr. (“Gilliam”). Capitalized terms are defined in Article I.
RECITALS
     A. Buyer desires to purchase the Purchased Assets and to assume the Assumed Liabilities, on the following terms and conditions; and
     B. Seller desires to sell and cause its Affiliates to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, on the following terms and conditions;
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     The following terms shall have the meanings set forth below in this Article I.
     1.1 “Accountant” means PricewaterhouseCoopers or such other national accounting firm that has no material relationship with any of the Parties as the Parties may mutually agree upon.
     1.2 “Accounts Payable” means the trade accounts payable of Seller incurred in the Ordinary Course consistent with past practices.
     1.3 “Accounts Receivable” means all accounts receivable and other rights to payment from customers of the Business.
     1.4 “Action” has the meaning set forth in Section 3.8.
     1.5 “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family; provided that for purposes of Section 5.1(a)(i), the term “Affiliates” will not include Cory Roberson in his capacity as an employee of SMC, Inc., a Texas corporation. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     1.6 “Aggregate Consideration” has the meaning set forth in Section 2.3.
     1.7“Agreement” has the meaning set forth in the first paragraph hereof.
     1.8 “Assumed Contracts” has the meaning set forth in Section 2.2(a)(ii).
     1.9 “Assumed Liabilities” has the meaning set forth in Section 2.2(b).
     1.10 “Balance Sheet” means the unaudited balance sheet of Seller as of December 31, 2005.
     1.11 “Business” means the business conducted, or planned to be conducted by Seller, as of the Closing Date, including without limitation the activity of threading, distributing, repairing, promoting and selling tubular goods, drill pipes, tool joints, services, parts and accessories.
     1.12 “Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of Texas.
     1.13 “Buyer” has the meaning set forth in the first paragraph hereof.
     1.14 “Buyer Indemnified Persons” has the meaning set forth in Section 9.1(a).
     1.15 “Closing” means the consummation of the transactions contemplated by this Agreement.
     1.16 “Closing Date” means July 21, 2006, or such other date as the Parties may mutually agree upon in writing, subject to the expiration or earlier termination of applicable waiting periods under the HSR Act.
     1.17 “Closing Net Working Capital” means, as of the Effective Time, the Accounts Receivable, net of applicable reserves, and Inventory, net of applicable reserves, included in the Purchased Assets (excluding the Houston Assets) less the Accounts Payable included in the Assumed Liabilities (excluding the Houston Liabilities).
     1.18 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     1.19 “Code” means the Internal Revenue Code of 1986, as amended.
     1.20 “Contract” means any contract, agreement, indenture, evidence of indebtedness, binding commitment or instrument or open purchase order, written or oral, express or implied, to which Seller or any Affiliate of Seller is a party or is otherwise obligated in connection with the Business.
     1.21 “Covenantor” has the meaning set forth in Section 5.1(a).

     1.22 “D&T” has the meaning set forth in Section 6.11.
     1.23 “December Net Working Capital” means the Accounts Receivable, net of applicable reserves, and Inventory, net of applicable reserves, less the Accounts Payable as set forth on the audited balance sheet of Seller as of December 31, 2005 as audited by Deloitte & Touche LLP.
     1.24 “Debt” means: either (a) any liability of Seller (i) for borrowed money (including the unpaid principal thereof and accrued interest thereon), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including any “earnout” or similar payments incurred in connection with a business acquisition or any non-compete payments, or (vi) under any interest rate swap, hedging or similar arrangements incurred in connection with the repayment of any item of Debt, or (b) any liability described in the preceding clause (a) of other persons that Seller has guaranteed, that is recourse to Seller or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of Seller. For purposes of this Agreement, Debt includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties associated with the prepayment of any Debt.
     1.25 “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. Eastern Time on the Closing Date.
     1.26 “Employment Agreement” means the employment agreements between Buyer and the individuals listed on Schedule 1.26, in the forms attached hereto as Exhibit A.
     1.27 “Environmental Indemnified Loss” has the meaning set forth in Section 9.6.
     1.28 “Environmental Law” means all past and present applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the common law, including, but not limited to, the law of nuisance, trespass, and strict liability.
     1.29 “Environmental Permits” means all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by any Environmental Law.

     1.30 “Environmental Property” means the assets or property currently owned, leased, operated or used by Seller or its Affiliates in connection with the Business.
     1.31 “Environmental Reports” means those certain environmental reports and studies obtained by Seller, Buyer or third parties listed on Schedule 1.31 attached hereto.
     1.32 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.33 “Escrow Agent” has the meaning set forth in Section 2.7.
     1.34 “Excluded Assets” means the assets, properties and rights of Seller set forth on Schedule 1.34.
     1.35 “Excluded Liabilities” has the meaning set forth in Section 2.2(d).
     1.36 “Financial Statements” means (i) the unaudited balance sheets of Seller as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related unaudited statements of income for the fiscal years then ended, and (ii) the unaudited balance sheets of Seller as of March 31, 2006 and May 31, 2006 and the related unaudited statements of income for the three and five month period then ended.
     1.37 “GAAP” means U.S. generally accepted accounting principles.
     1.38 “Gilliam” has the meaning set forth in the first paragraph hereof.
     1.39 “Government” means the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof.
     1.40 “GP” means Fishing Tools Specialty GP, L.L.C., a Texas limited liability company.
     1.41 “Hazardous Materials” means (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including, without limitation, those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid wastes, (vi) mold, or (vii) medical wastes.
     1.42 “Holdings” means Fishing Tools Specialty Holdings, L.L.P., a Texas limited liability partnership.
     1.43 “Houston Assets” means the assets owned by Seller listed on Schedule 1.43.
     1.44 “Houston Liabilities” means the liabilities related to the Houston Assets, being the deferred purchase price obligations and Debt related to the Houston Assets set forth on Schedule 1.44.

     1.45 “Houston Net Book Value” means (a) the book value of the Houston Assets, less (b) the Houston Liabilities, as set forth on Schedule 1.45.
     1.46 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     1.47 “Identified Environmental Matters” means any environmental matter disclosed or referenced in the Environmental Reports or on Schedule 3.26 to this Agreement, other than any Known Environmental Liabilities or any environmental liability relating to the land disposal area located on Yard 4, and which are violations of Environmental Laws in effect as of the Closing Date.
     1.48 “Indemnified Losses” has the meaning set forth in Section 9.1(a).
     1.49 “Indemnification Threshold” has the meaning set forth in Section 9.4(a).
     1.50 “Indemnifying Party” has the meaning set forth in Section 9.3.
     1.51 “Injured Party” has the meaning set forth in Section 9.5.
     1.52 “Intellectual Property” mean (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) rights in trade dress and packaging, (v) shop rights, (vi) copyrights and copyright registrations and applications for registration, (vii) inventions and invention disclosures, (viii) trade secrets, (ix) domain name registrations, (x) utility models, (xi) rights in industrial designs, (xii) software, (xiii) Know-how, and (xiv) all other intellectual property rights, whether granted or registered or not, in each case wherever such rights exist throughout the world owned by and/or licensed to Seller, and including the right to recover for any past infringement, misappropriation or other violations thereof.
     1.53 “Inventory” means all inventory owned by Seller, including raw materials, packaging supplies, spare parts, work-in-process or finished goods, whether stored at a location of Seller or stored at a third-party location.
     1.54 “IRCA” means the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder, as amended from time to time.
     1.55 “Key Representations” has the meaning set forth in Section 9.4(c).
     1.56 “Know-how” means any technical and business information relating to the operation of the Business, including but not limited to invention records, research records and reports, development reports, experimental and other engineering reports, formulae, processes, business methods, product designs, specifications, quality control procedures, gauging and measuring procedures, manufacturing, engineering and other drawings and photographs, computer data bases and software, technical information, safety information, engineering data, design and engineering specifications, market surveys and all promotional literature, non-public information and materials, customer and supplier lists and similar data.

     1.57 “Known Environmental Liabilities” means the matters identified in Schedule 1.57.
     1.58 “Law” means any applicable statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.
     1.59 “Leased Real Property” has the meaning set forth in Section 3.9(b).
     1.60 “Liability” or “Liabilities” means all Debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.
     1.61 “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.
     1.62 “Losses” has the meaning set forth in Section 9.1(a).
     1.63 “LP Group” means Seller, GP and Holdings.
     1.64 “Material Adverse Effect” means a material adverse effect on the Purchased Assets, Assumed Liabilities or the assets, business, prospects, financial condition or results of operations of the Business, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions or (ii) circumstances that affect the industry in which Seller operates generally.
     1.65 “Notice of Claim” has the meaning set forth in Section 9.5.
     1.66 “Notice of Dispute” means a written notice by Seller to Buyer delivered pursuant to Section 2.5(a), specifying in reasonable detail all points of disagreement with Closing Net Working Capital and the Statement of Closing Net Working Capital prepared by Buyer.
     1.67 “NS Group” has the meaning set forth in the first paragraph hereof.
     1.68 “Order” means any judgment, order, writ, injunction, or decree of any court or other Government entity.
     1.69 “Ordinary Course” means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by Seller consistent with industry norms and Seller’s prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of Seller, its assets or of any product line or business unit thereof, (ii) involving modification or adoption of any Plan or agreement or (iii) which requires approval by the manager or limited partners of Seller, or (b) the incurrence of any Liability for any tort or any breach or violation of or default under any Contract or Law.
     1.70 “Owned Real Property” has the meaning set forth in Section 3.9(a).
     1.71 “Party” means each of NS Group, Buyer, Seller and Gilliam.

     1.72 “Past Infringement Claims” has the meaning set forth in Section 2.2(d)(viii).
     1.73 “Past Validity Claims” has the meaning set forth in Section 2.2(d)(ix).
     1.74 “Patents” mean U.S. and foreign patents (including all reissues, re-examinations, divisions, continuations, continuations-in-part and extensions thereof) and patent applications (including provisional and non-provisional applications).
     1.75 “PBGC” means the Pension Benefit Guaranty Corporation.
     1.76 “Permitted Exceptions” has the meaning set forth in Section 6.3.
     1.77 “Permitted Liens” means, collectively, (a) Liens that are specifically disclosed on Schedule 1.77, (b) liens for Property Taxes which are not yet delinquent, the liability for which is apportioned pursuant to Section 6.5(a), or (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent.
     1.78 “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.
     1.79 “Plan” means (i) any agreement, arrangement, plan, or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement.
     1.80 “Property Taxes” means all real estate, personal property, ad valorem and any other similar Taxes.
     1.81 “Public Company” means any entity whose securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market.
     1.82 “Purchased Assets” has the meaning set forth in Section 2.1.
     1.83 “Real Property” has the meaning set forth in Section 3.9(b).
     1.84 “Related Agreements” means the Employment Agreements, the Transaction Escrow Agreement, the Retention Agreements, and the other agreements to be delivered at Closing by Buyer or Seller pursuant to Sections 7.6 and 8.4.
     1.85 “Retention Agreements” means the retention agreements between Buyer and the individuals listed on Schedule 1.85, in the forms attached hereto as Exhibit D.

     1.86 “Restrictive Period” has the meaning set forth in Section 5.3.
     1.87 “Seller” has the meaning set forth in the first paragraph hereof.
     1.88 “Seller’s Employees” means each person that is an employee of Seller, including employees on disability or leave of absence, on the Closing Date.
     1.89 “Seller’s Knowledge” means the actual knowledge, after due inquiry, of Gilliam, Ann Self, Ed Banker, and Doug Dunford.
     1.90 “Statement of Closing Net Working Capital” has the meaning set forth in Section 2.4.
     1.91 “Straddle Period” has the meaning set forth in Section 6.5(a).
     1.92 “Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     1.93 “Taxes” means all taxes, charges, fees, duties, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, alternative minimum, premium, stamp, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, social security, payroll, unemployment, disability, PBGC premium, and franchise taxes imposed by any Government; and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, any obligation to pay the Taxes of others (by contract or as a result of successor or transferee liability, pursuant to Treasury Regulation section 1.1502-6 or otherwise) or any contest or dispute of any of the foregoing.
     1.94 “Third Party Infringement Claim” has the meaning set forth in Section 9.4(f).
     1.95 “Third Party Validity Claim” has the meaning set forth in Section 9.4(g).
     1.96 “Third Person” has the meaning set forth in Section 9.7.
     1.97 “Third Person Claim” has the meaning set forth in Section 9.7.
     1.98 “Title Company” has the meaning set forth in Section 6.3.
     1.99 “Title Policy” has the meaning set forth in Section 6.3.
     1.100 “Trademarks” mean all registered and unregistered U.S. and foreign trademarks, service marks and all goodwill associated therewith, and all federal and state registrations thereof and all pending applications for registration thereof and renewal applications therefor.
     1.101 “Trade Names” mean (i) names, (ii) brand names, (iii) logos and all other names and slogans and (iv) all goodwill associated therewith.
     1.102 “Transaction Escrow Agreement” has the meaning set forth in Section 2.7.

     1.103 “Transaction Escrow Deposit” has the meaning set forth in Section 2.7.
     1.104 “US Patents” has the meaning set forth in Section 3.12(e).
     1.105 “VEBA” means the Voluntary Employees’ Beneficiary Association.
     1.106 “WARN” has the meaning set forth in Section 6.4(e).
     1.107 “Work” has the meaning set forth in Section 9.6(a).
     1.108 “Yard 4” means the 5.125 acre irregularly shaped site bordered to the West by an unimproved road to the North by W. 38th Street and to the East by Rasco Avenue.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
     2.1 Purchased Assets.
          (a) Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller hereby agrees to sell, convey, assign and deliver and to cause its Affiliates to sell, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller and any such Affiliate, free and clear of all Liens (other than Permitted Liens and Permitted Exceptions), all right, title and interest of Seller or its Affiliates in and to all the assets, properties and rights, wherever located, which are owned or used by Seller or its Affiliates in connection with the Business, including, without limitation, the following, to the extent used or owned in connection with the Business, but excluding the Excluded Assets:
          (i) all the assets reflected and/or described on the Balance Sheet (except to the extent disposed of in the Ordinary Course since the date thereof), together with all other assets owned or used by Seller or its Affiliates in connection with the Business, whether or not fully depreciated, written off or never reflected on such Balance Sheet and all other assets acquired by the Seller or its Affiliates and used in the Business since the date of such Balance Sheet;
          (ii) Accounts Receivable;
          (iii) Inventory;
          (iv) all tangible personal property, including equipment, machinery, vehicles, furniture, fixtures, computers and related hardware, all storage devices, including diskdrives, floppy disks, cd-roms, memory sticks and tapes, supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;
          (v) the Owned Real Property, including land, buildings, structures, improvements, rights-of-way, easements and other real property interests;

          (vi) all leasehold interests in real and personal property, including any prepaid rent, security deposits and options to renew or purchase in connection therewith;
          (vii) all rights of the Seller or its Affiliates in, to and under the Assumed Contracts;
          (viii) all Intellectual Property and tangible embodiments of Intellectual Property, customer contact information, marketing prospects and information, vendor information, and the right and power to assert, defend and recover title to all of the foregoing in the same manner and to the same extent as Seller or its Affiliates could do or could cause to be done if the transactions contemplated hereby did not occur, and the right to sue and recover for past damages on account of violations, infringement, misuse, or theft thereof;
          (ix) all Governmental authorizations, including permits, licenses, certificates, consents, variances, approvals, and Environmental Permits relating to the Business;
          (x) all business and personnel records, engineering records, and other documents, discs, tapes and records, including (but not limited to) all sales data and records, accounts, bids, supplier records, drawings, designs, specifications, process information, performance data, software, programs, and other information or data;
          (xi) the goodwill of the Business;
          (xii) the Houston Assets; and
          (xiii) all other assets and property owned by Seller or its Affiliates and used in the operation of the Business.
The foregoing assets are herein sometimes collectively called the “Purchased Assets.”
          (b) In the event that the legal interest in any of the Purchased Assets to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred or conveyed hereunder as of the Closing Date because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in such Purchased Assets shall not be sold, assigned, transferred or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained. Seller and its Affiliates and Buyer shall use commercially reasonable efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased Assets which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given. Pending the assignments, conveyances and transfers referred to in this paragraph, Seller and its Affiliates shall hold any such non-assigned Purchased Assets for the benefit and at the risk of Buyer and shall cooperate with Buyer, without the payment of any additional consideration by Seller or Buyer, in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyer.
     2.2 Assumed Liabilities.
          (a) Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller agrees to assign and transfer to Buyer and Buyer agrees to assume only the following:
          (i) Accounts Payable;
          (ii) the obligations of Seller under the Contracts listed on Schedule 2.2(a)(ii) (the “Assumed Contracts”) to the extent such obligations (A) are applicable to and accrue with respect to periods subsequent to the Effective Time and (B) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto;
          (iii) the Known Environmental Liabilities; and
          (iv) the Houston Liabilities to the extent that such liabilities were taken into account in determining the Houston Net Book Value.
          (b) The obligations referred to in Sections 2.2(a)(i), 2.2(a)(ii), 2.2(a)(iii) and 2.2(a)(iv) are sometimes hereinafter collectively referred to as the “Assumed Liabilities.”
          (c) Notwithstanding the foregoing, if the assignment and transfer of any of the Assumed Liabilities would cause a breach thereof and if a required consent to such assignment and transfer has not been obtained from the third parties involved, then, without limiting the effect of any representations and warranties hereunder, such Assumed Liabilities shall not be assigned and transferred, but, instead, Seller or its Affiliates (i) shall continue to hold its interests in such Assumed Liabilities in trust for the benefit of Buyer, (ii) shall receive in trust and remit as promptly as possible to Buyer any money paid thereunder to Seller or its Affiliates and (iii) shall cooperate in any reasonable arrangement or action requested by Buyer to secure for Buyer all benefits under such Assumed Liabilities, provided that Seller shall not be obligated to incur any costs or expenses in connection with such Assumed Liabilities.
          (d) Except for the Assumed Liabilities, Buyer does not and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or Liability whatsoever, contingent or otherwise, of the Business or Seller or any other person or entity (collectively, the “Excluded Liabilities”), including, without limitation:
          (i) except as provided in Section 6.5(a), any liability for Taxes, including any liability for Taxes resulting from the transactions contemplated in this Agreement;
          (ii) any liability relating to a failure by Seller or its Affiliates to comply with any bulk sales law applicable to this transaction;

          (iii) any environmental liability relating to any property previously owned, leased or used by Seller or its Affiliates in connection with the Business;
          (iv) except for any Known Environmental Liabilities, any pollution or contamination of the environment or damage to natural resources, or the manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transportation, handling, emission, discharge, leaching, release or threatened release of any Hazardous Material by Seller or the Business, or their officers, directors, employees, or agents, whether or not such occurred on, under or from the Environmental Property or other property, including but not limited to, property at which Seller’s or the Business’ Hazardous Materials may have been sent for treatment, recycling, disposal or storage or any actual or alleged violation of or liability under any Environmental Law arising out of or related to the conduct of the business of Seller or the Business, or the Environmental Property prior to the Effective Time, including without limitation, the Identified Environmental Matters and any environmental liability relating to the land disposal area located on Yard 4;
          (v) any liability with respect to any claim, whether made before or after the Effective Time, involving allegations of personal injury (including death) or property damage arising from the design, manufacture, marketing, sale, distribution, servicing or use of any product of the Business manufactured before the Effective Time;
          (vi) any liability for notes payable or deferred compensation;
          (vii) any amounts owed to Ed Banker pursuant to the Employment Agreement between Ed Banker and Seller;
          (viii) any liability for any claims, allegations, or findings of patent infringement, trademark infringement, service mark infringement, copyright infringement, co-ownership, misappropriation of trade secrets or any other violation of any intellectual property of any Person which occurred at any time prior to the Effective Time (“Past Infringement Claims”);
          (ix) any liability for any claims, allegations, or findings that the Intellectual Property was not valid or enforceable prior to the Effective Time (“Past Validity Claims”);
          (x) except as provided in Section 6.4, any liability to any current or former employee of Seller or any of their Affiliates arising out of the circumstances, occurrences or the operations of the Business prior to the Effective Time, including without limitation, any obligation, claim or Liability which relates to compensation, pension, deferred compensation, vacation, medical benefits, life insurance, severance or other employee health or safety matters and any other employee benefit plans, programs or arrangements associated with or relating to any Seller’s Employees or any other employee or former employee employed in the Business and any obligation, claim or Liability arising from the employment or cessation of employment of any such employee (including, but not limited to, any Liability or obligation under any severance plan or arrangement of the Seller or any of its Affiliates), regardless of when the claim occurs or the obligation or liability is paid, including, but not limited to, obligations, claims and liabilities relating to plan administration, funding and benefits; and
          (xi) any other claim, liability or obligation arising out of the ownership or use of the Purchased Assets or circumstances, occurrences or the operations of the Business prior to the Effective Time, including without limitation any liability or obligation with respect to services or work performed by Seller under the Assumed Contracts at any time prior to the Effective Time.
     2.3 Consideration. Subject to adjustment as provided in Section 2.5(b), the aggregate consideration (the “Aggregate Consideration”) to be paid by Buyer (A) to Seller for the Purchased Assets, the obligations under Article V and the other rights of Buyer hereunder shall consist of (i) One Hundred Thirteen Million Nine Hundred Fifty Thousand Dollars ($113,950,000) in cash at the Closing, plus (ii) Two Million Six Hundred Eighty-Six Thousand Dollars ($2,686,000) in cash at the Closing, which is the Houston Net Book Value prepared by Seller, plus (iii) the assumption of the Assumed Liabilities, and (B) to Wayne D. Gilliam, Jr. for the personal goodwill of Wayne D. Gilliam, Jr. related to the Business shall consist of Three Million Dollars ($3,000,000) in cash at Closing.
     2.4 Statement of Closing Net Working Capital. Within five (5) Business days after the Closing, Buyer shall cause to be taken a physical count of all of the inventory of Seller. Seller or its designee may observe the taking of such physical count of inventory. The Buyer shall promptly deliver to Seller the results of such physical count of inventory. Promptly after the Closing Date, and in any event no later than ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to Seller a statement of Closing Net Working Capital, prepared in accordance with GAAP (the “Statement of Closing Net Working Capital”). Buyer shall permit Seller and its accountants to review promptly upon request all records necessary for the preparation by Buyer of such Statement of Closing Net Working Capital and the computation of Closing Net Working Capital and to take copies of the same.
     2.5 Post-Closing Adjustment.
          (a) If Seller disputes the Closing Net Working Capital as calculated by Buyer, not more than 30 calendar days after the date Seller receives such Statement of Closing Net Working Capital, Seller shall deliver to Buyer a Notice of Dispute. Upon receipt of the Notice of Dispute, Seller and Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Seller and Buyer within 30 calendar days after Buyer receives the Notice of Dispute, Seller and Buyer shall jointly refer the dispute to the Accountant as an arbitrator to finally resolve, as soon as practicable, and in any event within 45 calendar days after such reference, those items and amounts specifically set forth and objected to in the Notice of Dispute with respect to the Closing Net Working Capital reflected on the Statement of Closing Net Working Capital. For purposes of such arbitration each of Seller and Buyer shall submit a proposed calculation of the Closing Net Working Capital. The Accountant shall apply the terms of Section 2.4 of this Agreement, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the then prevailing Commercial Rules of the American

Arbitration Association. Each of the Parties shall bear its own expenses in connection with the arbitration. The fees and expenses of the Accountant incurred in connection with the arbitration of the Closing Net Working Capital shall be allocated fifty percent (50%) to Seller and fifty percent (50%) to the Buyer; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section, the other Party’s outside counsel or accounting fees. All determinations by the Accountant shall be final, conclusive and binding with respect to the Closing Net Working Capital, in the absence of fraud or manifest error. The scope of the disputes to be arbitrated by the Accountant is limited to whether the calculation of Closing Net Working Capital was done in a manner consistent with this Agreement and whether there were mathematical errors in the Statement of Closing Net Working Capital, and the Accountant is not to make any other determinations, including any determination as to whether GAAP was followed for the Statement of Closing Net Working Capital or as to whether the December Net Working Capital is correct.
          (b) The Aggregate Consideration shall be adjusted as follows, based on the Closing Net Working Capital determined pursuant to Sections 2.4 and 2.5: Seller shall pay to Buyer the amount by which the Closing Net Working Capital is less than the December Net Working Capital, or Buyer shall pay to Seller the amount by which the Closing Net Working Capital exceeds the December Net Working Capital, in either case, plus interest, compounded annually, calculated using a 365 day year from the Closing Date through the date prior to the date of payment at a per annum rate equal to the prime rate reported by the Wall Street Journal under “Money Rates” as of the Closing Date. Any payment so required to be made by either Seller or Buyer shall be by wire transfer of immediately available funds, not more than seven (7) Business Days after final determination thereof, to an account to be designated by the payee at least two (2) Business Days prior to the due date.
          (c) The Parties agree that the calculation of the Houston Net Book Value set forth on Schedule 1.45 was prepared by Seller without independent verification by Buyer. During the period in which Buyer is preparing the Statement of Closing Net Working Capital, Buyer and its accountants will also review the information set forth on Schedule 1.45. If Buyer believes that there are inaccuracies in Schedule 1.45, it will submit those inaccuracies to Seller along with Buyer’s Statement of Closing Net Working Capital. If Seller disagrees with Buyer, Seller shall have the right to include any disagreement regarding the calculation of the Houston Net Book Value in its Notice of Dispute, and the resolution and final settlement of any such dispute will be handled in accordance with the provisions of Section 2.5(a) and (b) above.
          (d) The Parties acknowledge that the Aggregate Consideration assumes that prior to Closing none of the Known Environmental Liabilities set forth on Schedule 1.57 were corrected or remediated by Seller. The Parties agree that Seller shall have 10 calendar days after the Closing Date to review the Known Environmental Liabilities set forth on Schedule 1.57. If Seller believes that it has remediated or corrected any of the Known Environmental Liabilities set forth on Schedule 1.57 prior to Closing, Seller will submit a list of those remediated or corrected items to Buyer. Any agreed upon adjustments to the Aggregate Consideration related to Seller’s pre-Closing correction or remediation of Known Environmental Liabilities will be paid in accordance with Section 2.5(b) above.

     2.6 Closing. The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Boyar & Miller, 4265 San Felipe, Suite 1200, Houston, Texas, or at such other place as the Parties may agree in writing.
     2.7 Transaction Escrow Deposit. At the Closing, Buyer shall deliver a portion of the Aggregate Consideration in the amount of $5,000,000 (the “Transaction Escrow Deposit”) to J.P. Morgan Trust Company, National Association (the “Escrow Agent”), to be held in escrow for a period of eighteen months following the Closing Date pursuant to the Transaction Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Transaction Escrow Agreement”). Subject to the terms of the Transaction Escrow Agreement, the Transaction Escrow Deposit, together with all income earned thereon, shall be available to satisfy (i) any indemnity obligations of Seller or Gilliam pursuant to Article IX hereof or (ii) any and all other claims made by Buyer or any Buyer Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby.
     2.8 Employee Retention Payments. Pursuant to the terms of the Employment Agreement with Ed Banker and the Retention Agreements, Buyer agrees, and NS Group agrees to cause Buyer, to pay to Ed Banker and those employees set forth on Schedule 1.85 an aggregate of $1,815,000 upon the satisfaction of certain terms and conditions set forth in such agreements. Upon payment by Buyer of an aggregate of $312,000 (less applicable taxes and withholdings that may be required by law) to Michael Kelly (who is holding executed copies of each Retention Agreement in escrow) for distribution to those employees set forth on Schedule 1.85, Seller shall cause Michael Kelly to deliver to Buyer the Retention Agreements, duly executed by such employees.
     2.9 Allocation of Aggregate Consideration. The Aggregate Consideration provided for in Section 2.3 hereof shall be allocated among the Purchased Assets, the personal goodwill of Wayne D. Gilliam, Jr. and the covenant not-to-compete contained in Section 5.1 hereof in the manner set forth on Schedule 2.9 attached hereto, consistent with Section 6.2 hereof. The allocation of the Aggregate Consideration pursuant to this provision shall be used by the LP Group, Gilliam, Ann Self, June Roberson and Buyer for all Tax purposes and they shall take no position inconsistent or contrary thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND GILLIAM
          Each of Seller and Gilliam, jointly and severally, hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.
     3.1 Existence and Power.
          (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has delivered to Buyer true, complete and correct copies of its certificate of formation and limited partnership agreement, as currently in effect.

          (b) Seller has all requisite power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Seller is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where such license or qualification is required, except those jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of Seller and Gilliam has the power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder, and to consummate the transactions contemplated hereby.
     3.2 Valid and Enforceable Agreement; Authorization; Non-contravention.
          (a) This Agreement has been duly executed and delivered by each of Seller and Gilliam and constitutes a legal, valid and binding obligation of Seller and Gilliam, enforceable against Seller and Gilliam in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.
          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all action on the part of the partners of Seller.
          (c) Except as set forth in Schedule 3.2(c), neither Seller nor Gilliam is a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by Seller and Gilliam of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Schedule 3.2(c), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by Seller and Gilliam or any of the Related Agreements to which Seller or Gilliam is a party or the consummation by Seller and Gilliam of the transactions contemplated hereby and thereby. The transactions contemplated hereby will not result in the creation of any Lien against the Purchased Assets.
     3.3 Financial Statements. Attached as Schedule 3.3 are the Financial Statements. The Financial Statements (i) are true, complete and correct in all material respects, (ii) were derived from the books and records of Seller, (iii) present fairly the financial position and results of operations of Seller at the dates and for the periods indicated, and (iv) have been prepared on a modified cash basis of accounting for income tax purposes, which has been applied on a consistent basis for all periods.
     3.4 Absence of Certain Changes. Except as set forth on Schedule 3.4, since December 31, 2005, the Business has been conducted in the Ordinary Course consistent with past practice and Seller has not taken or allowed to occur any of the following actions or events, or agreed or committed, in writing or otherwise, to do or allow to occur any of such actions or events:

          (a) Any material adverse change in the business or condition (financial or otherwise), operations, results of operations or prospects of the Business, Seller or the condition of the Purchased Assets;
          (b) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any member, manager, officer, agent, or employee of Seller or in any benefits granted under any Plan with or for the benefit of any such member, manager, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 3.14 or otherwise not unusual in timing, character or amount made in the Ordinary Course to employees) or any adoption or amendment by Seller of any Plan;
          (c) Any transaction entered into or carried out by Seller (with respect to the Business) other than in the Ordinary Course;
          (d) Any modification or termination of any Contract or of any Government license, permit or other authorization of Seller;
          (e) Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course or which are material, individually or in the aggregate, to the Business;
          (f) Any disclosure by Seller of any confidential or proprietary information of the Business to any person or entity other than to Buyer and its representatives, agents, attorneys and accountants or to Seller’s own employees in the Ordinary Course;
          (g) Any material change in the conduct of the Business, including without limitation any change in the methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay or postponement of the payment of accounts payable or other liabilities of the Business;
          (h) Any change in any method of accounting or accounting policies of Seller, other than those required by GAAP, or any write-down in the accounts receivable or inventories of Seller other than in the Ordinary Course;
          (i) Any action that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;
          (j) Any sale, lease, transfer, or assignment of any of the Purchased Assets, tangible or intangible, or any waiver of any claims or rights related to any of the Purchased Assets or abandonment or lapse of any of the Intellectual Property owned, used or held for use by Seller in connection with the Business or grant of any license or sublicense of any of such Intellectual Property;
          (k) Any imposition of a Lien on any of the Purchased Assets; or

          (l) Any extension of credit to, making of a loan or advance to, or execution of a guarantee for the benefit of, any other person or entity in connection with the Business, other than advances to employees in the Ordinary Course.
     3.5 Taxes.
          (a) Each member of the LP Group has filed, or caused to be filed or extended, on a timely basis all Tax Returns that relate to the Business or the Purchased Assets, and each such Tax Return is true, correct and complete. No member of the LP Group is currently the beneficiary of any extension of time within which to file any Tax Return.
          (b) All Taxes (whether or not reflected in Tax Returns as filed) owed by any member of the LP Group with respect to the Business or the Purchased Assets have been timely and fully paid.
          (c) Except as set forth on Schedule 3.5, no claim has ever been made by an authority in a jurisdiction where any member of the LP Group does not file Tax Returns that it is or may be subject to taxation in that jurisdiction based upon the Purchased Assets or the operation of the Business.
          (d) There are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens.
          (e) Each member of the LP Group has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, including, without limitation, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign law).
          (f) Except as set forth on Schedule 3.5, there are no audits or examinations of any Tax Returns of any member of the LP Group in process or, for which notification of such audit has been given. No member of the LP Group is a party to any action or proceeding by any Government authority for the assessment or collection of Taxes, nor, to Seller’s Knowledge, has such event been asserted or threatened. There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Return of any member of the LP Group.
          (g) None of the Purchased Assets is tax exempt use property within the meaning of Section 168(h) of the Code or has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assumed Liabilities is an obligation or guaranty of any outstanding industrial revenue bonds and no member of the LP Group is a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.
          (h) None of the Purchased Assets or Assumed Liabilities is an interest in a partnership for United States federal income tax purposes.

          (i) Except as set forth on Schedule 3.5, none of the Acquired Assets or Assumed Liabilities, including but not limited to un-cashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed subscription balances, is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment law.
          (j) Except as set forth on Schedule 3.5, the Business has not been conducted business outside the State of Texas in a manner that would subject it to the Taxes of a U.S. state other than Texas. None of the activities of the Business constitutes or has constituted a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, and the Business as conducted to date has not been subject to income tax outside the United States.
          (k) None of the Purchased Assets is property that any member of the LP Group or the Business is required to treat as a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (l) Since its formation, Holdings (and prior to the formation of Holdings, Fishing Tools Specialty, Inc.) has validly elected (and each of its owners required to consent has validly and timely consented to its election) to (i) qualify for Federal Income Tax purposes as an “S Corporation” within the meaning of Sections 1361 and 1362 of the Code, and (ii) be treated in a comparable fashion under the Tax laws of each jurisdiction where it is subject to taxation. Since March 15, 2006, Seller has been treated (i) for Federal Income Tax purposes as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code, and (ii) in a comparable fashion under the Tax laws of each jurisdiction where it is subject to taxation. GP is and has always been an entity disregarded from Holdings within the meaning of Treasury Regulation section 301.7701-3(b)(1)(ii). Neither Seller nor any of its partners will be subject to taxation under Section 1374 as a result of the sale of the Purchased Assets.
          (m) Holding is the “resulting corporation” and Fishing Tools Specialty, Inc. is the “transferring corporation” (within the meaning of Treasury Regulation section 1.368-1(m)) from the transaction that occurred on March 15, 2006.
     3.6 Accounts Receivable. Set forth on Schedule 3.6 is a list of all the Accounts Receivable of the Business and an aging schedule related thereto, as of December 31, 2005. Such Accounts Receivable, together with any Accounts Receivable arising between such date and the Closing Date, are (to the extent not yet paid in full) valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. The Accounts Receivable are not subject to, and Seller has not received a notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable (except to the extent reflected in any reserves set forth on the Balance Sheet). No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable.

     3.7 Inventories; Consignment. The inventory included in the Purchased Assets consists of a quantity and quality usable and salable in the Ordinary Course, is not physically damaged, previously used, obsolete, discontinued or excess, subject only to the reserve, if any, for inventory write-down set forth on the Financial Statements. Except as set forth in Schedule 3.7, Seller does not hold any inventory or materials on consignment or have title to any inventory or materials in the possession of others.
     3.8 Litigation. Except as set forth in Schedule 3.8, (a) there is no, and for the previous five years there has not been, any suit, action, claim, litigation, grievance, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an “Action”) pending or, to Seller’s Knowledge, threatened against Seller or involving the Business, any of the Purchased Assets or Assumed Liabilities, or, to Seller’s Knowledge, any of Seller’s partners, directors, officers, employees, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; (b) Seller is not and has not been subject to any Order other than Orders of general applicability; and (c) Seller has not been subject to, or threatened to be subject to, and, to Seller’s Knowledge, there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by Seller.
     3.9 Real Property.
          (a) Set forth in Schedule 3.9(a) is a list of the real property owned by Seller in connection with the Business (the “Owned Real Property”), together with the legal description of each parcel of Owned Real Property, a description of the title insurance policy or other evidence of title issued with respect thereto, the name of the owner of such property and a description of the type of use of each such parcel. Except for Permitted Liens and the Permitted Exceptions, Seller has good and marketable title to the Owned Real Property free and clear of all options, leases, covenants, conditions, easements, agreements, claims, and other Liens of every kind and there exists no restriction on the use or transfer of such property.
          (b) Set forth in Schedule 3.9(b) is a description of each lease under which Seller (with respect to the Business) is the lessee of any real property (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). Seller has made available to Buyer a true, correct and complete copy of each lease identified in Schedule 3.9(b). The premises or property described in such leases are presently occupied or used by Seller as lessee under the terms of such leases. Except as set forth in Schedule 3.9(b), all rentals due under such leases have been paid and there exists no default by Seller or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by Seller or by any other party to such leases, or prevent Seller from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth in Schedule 3.9(b), Seller (with respect to the Business) has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

          (c) All improvements located on, and the use presently being made of, the Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law, except where non-compliance does not have a Material Adverse Effect, and the same use thereof by Buyer following Closing, in the same manner as conducted by Seller prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Real Property does not constitute a non-conforming use and, to Seller’s Knowledge, is not subject to a variance. To Seller’s Knowledge, there is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Business.
          (d) At and after the Closing, Buyer shall have the right to maintain or use such Real Property, including the space, facilities or appurtenances outside the building set-back lines, whether on, over or under the ground, and to conduct such activities thereon as maintained, used or conducted by Seller on the date hereof and such right is not subject to revocation. To Seller’s Knowledge, no proceeding is pending or threatened which could adversely affect the zoning classification of the Real Property.
          (e) The Real Property is served by water, gas, electric, telephone, and sewer utilities, which utilities are available on the Real Property or are available at the edge of the Real Property within contiguous public rights-of-way, and which utilities are of proper size and/or capacity to adequately meet all needs and requirements for the use of the Real Property and improvements for their intended purpose. At and after the Closing, Buyer shall have all rights, easements and agreements necessary for the use and maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Real Property.
          (f) There is no unpaid Property Tax, levy or assessment against the Real Property (except for Liens relating to Taxes not yet due and payable), nor is there pending or threatened any condemnation proceeding against the Real Property or any portion thereof. No part of any improvements on the Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Real Property.
          (g) Except as set forth in Schedule 3.9(g), to Seller’s Knowledge, there is no material condition affecting the Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.
     3.10 Title to Purchased Assets. Seller has good and indefeasible title to the Owned Real Property and good and marketable title to all of the other Purchased Assets, free and clear of all Liens (except Permitted Liens and Permitted Exceptions), and there exists no restriction on the use or transfer of the Purchased Assets which would have a Material Adverse Effect on the use or transfer of the Purchased Assets. Except as set forth on Schedule 3.10, no Purchased Assets are in the possession of others and Seller does not hold any Purchased Assets on consignment. All of the tangible assets included in the Purchased Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and proposed to be used.

     3.11 Necessary Property. The Purchased Assets, the Assumed Liabilities and the Excluded Assets constitute all property and property rights now used, useful or necessary for the conduct of the Business in the manner and to the extent presently conducted or planned to be conducted by Seller or any of its Affiliates or used in the generation of any revenues or expenses reflected on the Financial Statements. There exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or the Assumed Liabilities which would prevent Buyer from utilizing the Purchased Assets or enforcing the rights under the Assumed Liabilities, or any part thereof, to the same full extent that Seller or any of its Affiliates might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the Closing, good and marketable title to the Purchased Assets and the rights under the Assumed Liabilities shall be vested in Buyer free and clear of all Liens (except Permitted Liens and Permitted Exceptions).
     3.12 Intellectual Property.
          (a) Schedule 3.12(a) sets forth a complete and accurate list of all Patents, Trademarks, invention disclosures, domain names, copyright registrations and applications therefor, and all extensions and renewals for any of the foregoing, that are included in the Intellectual Property.
          (b) Seller is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property on Schedule 3.12(a) owned by Seller, free and clear of all Liens, including obligations to transfer or license such Intellectual Property, and there exists no restriction on the use or transfer or licensing of such Intellectual Property. Seller owns or is licensed or otherwise possesses the legal rights to use, free and clear of all Liens, all Intellectual Property necessary for, or used in, the operations of Seller (including, without limitation, the conduct of the Business) as such operations are presently conducted and as proposed by Seller to be conducted.
          (c) The consummation of the transactions contemplated hereby will not alter, impair, extinguish or invalidate any Intellectual Property.
          (d) There has been no claim made, or threatened, by a third party against Seller (and Seller has not been a party to any action, suit, investigation or proceeding including such a claim), and except as set forth in Schedule 3.12(d), Seller has not received notice from any third party of any such claim, asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any Intellectual Property, or challenging Seller’s ownership of or rights to use or license any Intellectual Property, and, to Seller’s Knowledge, there are no grounds for any such claim or challenge.
          (e) (i) The use in connection with the Business of the Patents set forth in Schedule 3.12(e)-1 (the “US Patents”), does not infringe, misappropriate or otherwise violate the rights of any Person, and no notice of infringement, misappropriation or other violation has been received by Seller from a third party which is not identified on Schedule 3.12(e)-2; (ii) to Seller’s Knowledge, the use in connection with the Business of all of the other Intellectual Property owned by and/or licensed to Seller (other than the US Patents), does not infringe, misappropriate or otherwise violate the rights of any Person, and no notice of infringement, misappropriation or other violation has been received by Seller from a third party which is not identified on Schedule 3.12(e)-2; and (iii) each of the products and services offered by or on behalf of Seller covered by the US Patents, and each of the processes used by or at the direction of Seller covered by the US Patents, has not infringed (whether directly, as a contributory infringer, through inducement or otherwise), misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any proprietary rights of any Person.
          (f) To Seller’s Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation by any person (including without limitation, any employee or consultant of Seller) of any of the Intellectual Property owned by Seller, and, to Seller’s Knowledge, there are no facts raising a likelihood of such unauthorized use or disclosure, infringement, misappropriation or other violation.
          (g) Seller is taking or has taken the actions necessary to maintain and protect all Intellectual Property that is owned by it, including recording documents of title and releases of security interests required to perfect such rights. None of the Intellectual Property used or held for use by Seller, the value of which to Seller is or was contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person except Persons under the obligation to maintain the confidentiality thereof. Each of Seller’s Employees, officers and consultants that has created any Intellectual Property used or held for use by Seller, has executed a written assignment for the transfer of ownership of such Intellectual Property to Seller.
          (h) (i) The US Patents are valid and enforceable, and (ii) to Seller’s Knowledge, all of the other Intellectual Property owned by Seller (other than the US Patents) is valid and enforceable.
          (i) Except as set forth on Schedule 3.12(i), Seller does not have any obligation to compensate any Person for its use of any Intellectual Property.
          (j) Seller has not granted to any Person, any license (whether oral, written, implied or otherwise) to use any of its Intellectual Property, whether or not requiring payment of royalties, except for implied licenses granted by Seller in connection with the sale of products in the ordinary course of business.
          (k) Seller has not given to any person any warranty, indemnification obligation or hold harmless obligation in connection with any Intellectual Property, except for statutory warranties given in the Ordinary Course in connection with the sale of goods.
          (l) Except as disclosed on Schedule 3.12(l), Seller has the right to use and disclose, without obligations to any other person, all Intellectual Property.
     3.13 No Breaches of Law or Governing Documents; Licenses and Permits.
          (a) Seller (with respect to the Business) is not or has not been in default under or in breach or violation of any Law, except where such default, breach or violation does not, individually or in the aggregate, have a Material Adverse Effect, or the provisions of any Government permit, franchise, or license, or any provision of its organizational documents, as applicable. Seller has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation.
          (b) Seller holds all licenses, permits and other authorizations and approvals required to conduct the Business as presently conducted, and each such license, permit, authorization or approval is valid, in full force and effect, and listed on Schedule 3.13 and, upon Closing, Buyer will have all right and authority to conduct its activities pursuant to such licenses and permits. Seller is in compliance in all material respects with each such license, permit, authorization and approval and neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such permit, license, authorization or approval.
     3.14 Contracts and Commitments. Except as set forth on Schedule 3.14, neither Seller nor its Affiliates is a party to or otherwise obligated in connection with the Business under any of the following Contracts, whether written or oral:
          (a) Any single Contract providing for an expenditure in excess of $25,000 or Contracts with the same or affiliated vendor(s) providing for an expenditure in excess of $50,000, in the aggregate, for the same, or a related product or service.
          (b) Any single Contract providing for the purchase or sale of products or services in an amount in excess of $25,000 or Contracts with the same or affiliated customer(s) providing for the purchase or sale of products or services in an amount in excess of $50,000.
          (c) Any Contract, bid or offer to sell products or to provide services to third parties which (i) is at a price which would result in a net loss on the sale of such products or provision of such services, or (ii) contains terms or conditions which Seller cannot reasonably expect to satisfy or fulfill in all material respects.
          (d) Any purchase commitment for materials, supplies, component parts or other items or services that is in excess of the normal, ordinary, usual and current requirements of Seller (with respect to the Business) or that is at a price in excess of the current reasonable market price at the time of such commitment.
          (e) Any Contract pursuant to which Seller or its Affiliates (with respect to the Business) is the lessee or sublessee of, or holds or operates, any real or personal property owned or leased by any other person or entity (other than leases of personal property leased in the Ordinary Course with annual lease payments no greater than $25,000).
          (f) Any revocable or irrevocable power of attorney relating to the Purchased Assets or the Business granted to any person, firm or corporation for any purpose whatsoever.
          (g) Any arrangement or other agreement relating to the Purchased Assets or the Business which involves (i) a sharing of profits, (ii) future payments of $25,000 or more per annum to other persons, or (iii) any joint venture, partnership or similar contract or arrangement.
          (h) Any sales agency, sales representation, distributorship or franchise agreement relating to the Purchased Assets or the Business.

          (i) Any contract prohibiting Seller or its Affiliates (with respect to the Business) from competing or prohibiting Seller or its employees from freely engaging in the Business anywhere in the world.
          (j) Any contract or commitment not made in the Ordinary Course.
          (k) Any Contract or commitment wherein Seller or its Affiliates (with respect to the Business) guaranteed a specific level of performance, whether financial or otherwise, to a customer.
          (l) Any Contract or commitment wherein Seller or its Affiliates (with respect to the Business) agreed to indemnify a customer for damages or losses arising from the customer’s own actions.
          (m) Any other Contract or commitment which is not cancelable without penalty on thirty (30) days notice or less and which is not specifically described on any other Schedule to this Agreement.
     3.15 Validity of Contracts. Each Assumed Contract is a valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms and conditions. Neither Seller nor, to Seller’s Knowledge, any other party to such a Contract is in default under or in violation of such Contract, and there are no disputes with regard to any such Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Assumed Contract by Seller or, to Seller’s Knowledge, any other party to such Assumed Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Purchased Asset, or would require any consent thereunder. Seller has delivered to Buyer a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 3.14 and a true, complete and accurate description of each oral Contract required to be disclosed on Schedule 3.14, and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.
     3.16 Customers and Suppliers. Schedule 3.16 sets forth a true, complete and correct list of Seller’s 15 largest customers and 15 largest suppliers by volume of sales and purchases, respectively, (by both unit and dollar volume) for the year ended December 31, 2005. Seller has not received any indication from any supplier of Seller (including without limitation, those listed on Schedule 3.16) to the effect that, and has no reason to believe that, such supplier will stop, or decrease the rate of, supplying materials, products or services to Seller. Seller has not received any indication from any customer of Seller (including without limitation, those listed on Schedule 3.16) to the effect that, and has any reason to believe that, such customer will stop, or decrease the rate of, buying materials, products or services from Seller.
     3.17 Employees, Consultants and Agents; Compensation.
          (a) Set forth on Schedule 3.17(a) is a complete list of: (i) all of the Seller’s Employees, and (ii) all current paid consultants or agents to Seller; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive or bonus payments and the date of employment or engagement of each such person.
          (b) Except as set forth on Schedule 3.17(b): (i) Seller is not indebted to any of its officers, directors, employees, agents or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses in the Ordinary Course, and (ii) no officer, director, employee, agent or consultant of Seller is indebted to Seller except for advances for ordinary business expenses in the Ordinary Course.
          (c) To Seller’s Knowledge, except as set forth in Schedule 3.17(c), no former or current employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any other person or entity that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee of Seller, or (ii) the ability of Seller or Buyer to conduct the Business. To Seller’s Knowledge, other than Ann Self, none of the Seller’s Employees intends to terminate his or her employment with Seller.
          (d) All payments to agents, consultants and others made by Seller in connection with the Business have been in payment of bona fide fees and commissions and not as bribes or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s tax reporting or payment obligations. Seller has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents, consultants or employees, and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and other public or private reports, records or filings of Seller, to the extent required by Law.
          (e) With respect to each of the Seller’s Employees, (i) Seller hired such employee in compliance with the IRCA; and (ii) the Company has complied with all recordkeeping and other regulatory requirements under IRCA.
     3.18 Labor Matters. Except as set forth on Schedule 3.18:
          (a) Seller is not a party to or bound by any collective bargaining, works council, union representation or similar agreement or arrangement and no collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to Seller’s Employees;
          (b) There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller;
          (c) No right of representation exists respecting Seller’s Employees and there exists no unresolved claim of a right of representation respecting Seller’s Employees; and

          (d) Neither Seller nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or threatened, nor has there been since January 1, 2000, any charge or complaint against Seller by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.
     3.19 Employee Benefit Matters.
          (a) Except as set forth on Schedule 3.19, no Plan is maintained or contributed to by Seller or by any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 40001(b)) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by either Seller or an ERISA Affiliate, or with respect to which either Seller or any ERISA Affiliate has or may have any liability. True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 3.19 have been delivered to Buyer. There are no negotiations, demands or proposals which are pending or, to Seller’s Knowledge, threatened with respect to the Business which concern matters now covered, or that would be covered, by any Plans.
          (b) To the extent applicable, each Plan listed on Schedule 3.19 complies with, has been administered, operated and maintained in compliance with, its terms and in compliance with, and Seller does not have any direct or indirect liability for non-compliance under, ERISA or any other Law applicable to any such Plan. To the extent applicable with respect to each Plan listed on Schedule 3.19, true, correct and complete copies of the most recent Forms 5500 have been delivered to Buyer. Each Plan listed on Schedule 3.19 that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Buyer) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause, and no Action is pending or threatened, which could reasonably be expected to result in the loss of such exemption or qualification.
          (c) No Plan is a multiemployer plan or single-employer plan (as defined in Section 4001 of ERISA) which is subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has ever contributed or been obligated to contribute to any such plan.
          (d) Neither Seller nor any ERISA Affiliate has terminated a Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA since January 1, 2000, and no “reportable event” (as defined in ERISA) or “prohibited transaction” (as defined in the Code Section 4975 or ERISA Sections 406 or 407 for which a statutory or administrative exemption does not exist) has occurred or is threatened to occur with respect to any Plan listed on Schedule 3.19.
          (e) Except as set forth on Schedule 3.19, Seller is not required under Law to prepare statements of assets and liabilities of any of the Plans listed on Schedule 3.19.
          (f) Other than as required by COBRA, Seller does not have any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

          (g) With respect to any Plan listed on Schedule 3.19 which is a welfare plan as defined in Section 3(1) of ERISA: (i) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements (and a copy of the ruling letter with respect to any VEBA which is implementing such Plan has been provided to Buyer); (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject either Seller or Buyer to a tax under Code Section 4976(a); and (iii) each such welfare plan complies in all material respects with the applicable requirements of Code Section 4980B(f).
          (h) Full payment has been made of all amounts due under each of the Plans listed on Schedule 3.19 and to each person employed or formerly employed by Seller that are required under the terms of such Plans, and full payment will be made of all amounts that are required to be so paid through the Closing Date.
          (i) All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans listed on Schedule 3.19 for policy years or other applicable policy periods ending on or before the Closing Date.
          (j) Except as set forth on Schedule 3.19, the consummation of transactions contemplated by this Agreement will not result in any of Seller’s Employees becoming entitled to any additional benefits or in any acceleration of the time of payment or vesting of any benefits under any Plan, including a severance benefit.
          (k) There is no pending or, to Seller’s Knowledge, threatened Action against or involving any Plan described in Schedule 3.19 hereof and there is no basis for any such Action, and there are no facts which could give rise to any such Action, other than routine claims for benefits thereunder.
          (l) All contributions, expenses and liabilities relating to all of the Plans described on Schedule 3.19 will be made prior to the Closing Date or will be, on the Closing Date, fully and properly accrued on the books and records of Seller and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.
     3.20 Overtime, Back Wages, Vacation and Minimum Wage. Seller is in compliance in all material respects with all Laws governing overtime, wages and other payments owed to employees of Seller. No present or former employees of Seller has given notice to Seller of any claim against Seller (whether under Law, any employment agreement or otherwise) on account of or for and no Government agency has given notice to Seller of any claim against Seller on behalf of present or former employees of Seller related to (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any Law relating to minimum wages, overtime pay or maximum hours of work. No written or oral commitments or agreements to increase wages or salaries of employees of Seller exist.

     3.21 Discrimination and Occupational Safety and Health. Except as set forth on Schedule 3.21 since January 1, 2000, no person or party (including, but not limited to, Government agencies of any kind) has asserted any Action against Seller arising out of any Law relating to discrimination in employment, harassment, employment practices (including wrongful termination), family leave, or occupational safety and health standards and no such Action is threatened. Since January 1, 2000, Seller has not received any written notice from any Government entity, or other person or entity, alleging a violation of occupational safety or health standards. Except as set forth on Schedule 3.21, there are no pending workers compensation claims involving Seller and there have never been any workers compensation claims against Seller relating to the use or existence of asbestos or ceramic fibers in any of the products or facilities of the Business. Seller has delivered to Buyer a true, correct and complete list of all workers compensation claims against Seller made over the five years preceding the Closing Date.
     3.22 Insurance Policies.
          (a) Set forth on Schedule 3.22 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of Seller and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2000. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and Seller is not in default with respect to any of its obligations under any of such insurance policies.
          (b) Seller has at all times maintained: (i) commercial general and product liability insurance against such risks as are customarily insured against by companies similar to it and in at least such amounts as are usually carried by persons engaged in the same or a similar business, and (ii) insurance as required by law or under any agreement to which Seller is or has been a party, including, without limitation, unemployment and workers’ compensation coverage.
     3.23 Product and Service Warranties. Set forth on Schedule 3.23 are the standard forms of product and service warranties and guarantees offered by Seller and all other outstanding product and service warranties and guarantees that are currently outstanding are included in the written contracts of Seller disclosed on Schedule 3.14 or are disclosed on this Schedule 3.23. No oral product or service warranties or guarantees have been made by Seller. No person or party (including, but not limited to, Government agencies of any kind) has asserted any Action against Seller under any Law relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials used in connection with the Business.
     3.24 Product Liability Claims. Except as described on Schedule 3.24, since January 1, 2000, Seller has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with the design, manufacture, marketing, sale, distribution, servicing or use of any product of Seller, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of services by, Seller. Schedule 3.24 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount). Buyer will not incur any losses or expenses for product liability or similar claims with respect to products manufactured or services performed by Seller prior to the Effective Time.
     3.25 Product Safety Authorities. To Seller’s Knowledge, no person or entity has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by Seller in connection with the Business, and, to Seller’s Knowledge, there exist no grounds for the recall of any such product.
     3.26 Environmental Matters.
          (a) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(a), all Environmental Property, all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of Seller in connection with the Business (including without limitation transportation and disposal of Hazardous Materials) or the Environmental Property: (i) comply and have at all times prior to Closing complied with all Environmental Laws; and (ii) do not cause, have not caused, and will not cause liability to be incurred by Seller under any Environmental Law, except where such non-compliance or liability does not have a Material Adverse Effect. Seller is not in violation of and has not violated for the five years prior to Closing any Environmental Law. To Seller’s Knowledge, neither Seller nor its predecessors or their Affiliates has previously owned, leased, operated or used any real property other than the Owned Real Property and Leased Real Property in connection with the Business.
          (b) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(b), Seller, in connection with the Business, has properly obtained and is in compliance in all material respects with all Environmental Permits, and has properly made all filings with and submissions to any Government or other authority required by any Environmental Law. No deficiencies have been asserted by any Government or authority with respect to such items. Further, except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(b), the consummation of the transactions contemplated hereby will not: (i) require Seller, Business, or Buyer to provide notices, obtain governmental approval or take any actions, including, but not limited to, any repairs, construction or capital expenditures, in order for Buyer to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and Environmental Laws; or (ii) require Buyer to obtain any new Environmental Permit.
          (c) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(c), there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or from the Environmental Property into the environment surrounding the Environmental Property.
          (d) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(d), there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) asbestos fibers or materials, mold, lead-based paint, or polychlorinated biphenyls on or beneath the Environmental Property; or (iii) underground storage tanks on or beneath the Environmental Property. Schedule 3.26(d) shall include the description and the quantity of the Hazardous Materials, the location where activities involving the Hazardous Materials occurred, and the names and addresses of the persons involved and the dates of the activities involving Hazardous Materials.
          (e) Seller has delivered to Buyer, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by Seller from, or submitted by Seller to, the Environmental Protection Agency and/or any state, county or municipal environmental or health agency since January 1, 2000 concerning the environmental condition of the Environmental Property or the effect of the operations of the Business on the environmental condition of the Environmental Property and (ii) reviews, audits, reports, or other analyses received by or in the possession of Seller since January 1, 2000 concerning the Environmental Property.
          (f) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(f), there never has been pending or, to Seller’s Knowledge, threatened against Seller in connection with the Environmental Property or the Business, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, Order, Lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permit or Environmental Law.
          (g) Schedule 3.26(g)(i) contains a list of all sites where Hazardous Materials have been sent by Seller in connection with the Business in the past, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. Schedule 3.26(g)(ii) further contains a list of the names and addresses of all persons or entities involved in the transportation and disposal of Hazardous Materials on behalf of the Business or from the Environmental Property and an estimate of the amount of such Hazardous Materials handled by each such person or entity.
          (h) Except as described in the Environmental Reports and as otherwise set forth on Schedule 3.26(h), neither Seller nor the Business has ever received from any person any notice of, or has knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permit or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement, or condition under any Environmental Law or any Environmental Permit in connection with the operations at the Property; or (iii) give rise to any liability, loss or expense, or form the basis of any civil, criminal, or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry, or investigation involving the Environmental Property, Seller or the Business, based on or related to an Environmental Permit, or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

     3.27 Foreign Operations and Export Control. Seller and its Affiliates have at all times, in connection with the Business, acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;
          (b) in compliance in all material respects with all applicable foreign Law, including without limitation, Law relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without notice of violation of and in compliance with all relevant anti-boycott laws, including without limitation, the Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended, including all reporting requirements;
          (d) without violation of any export control or sanctions laws, orders or regulations, including without limitation, the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended, and without violation and in compliance with any required export or re-export licenses or authorizations granted under such laws, regulations or orders; and
          (e) without violation of the Foreign Corrupt Practices Act of 1977, as amended.
     3.28 Related Party Transactions.
          (a) Except as set forth on Schedule 3.28(a), none of Seller or any of its Affiliates (i) has or during the last three fiscal years has had any direct or indirect interest in, or is or during the last three fiscal years was, a director, officer or employee of, any person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (ii) is, or during the last three fiscal years has been, a party to any agreement or transaction with Seller.
          (b) Except as set forth on Schedule 3.28(b), all transactions between Seller and its Affiliates which relate to the Business were on commercially reasonable and arms-length terms.
     3.29 Books and Records and Financial Controls.
          (a) True, correct and complete copies of the books of account, bank accounts, and other corporate records of Seller have been made available to Buyer and such books and records have been maintained in accordance with good business practices.
          (b) Seller uses reasonable efforts to ensure that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (v) the methodology for recording inventory has been consistently applied amongst the reporting periods.
     3.30 Brokers, Finders and Other Offers. Except for McClure, Schumacher & Associates, L.L.P., no finder, broker, agent, or other intermediary, acting on behalf of Seller is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or the Related Agreements or any of the transactions contemplated hereby or thereby. Seller is not subject to any letter of intent, agreement, understanding or commitment with any third party (other than Buyer) or its agents or representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer of all or a material portion of the Purchased Assets or the Business, and Seller has discontinued any negotiations with and furnishing of information to any such third party or its agents or representatives.
     3.31 Disclosure. No representation or warranty by Seller or Gilliam in this Agreement, or any Exhibit or Schedule referred to herein or in any Related Agreement to which Seller or Gilliam is a party, and no statement, certificate or other information furnished to Buyer by or on behalf of Seller or Gilliam pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which the statements were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby make the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
     4.1 Corporate Existence and Power.
          (a) NS Group is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.
          (b) Buyer and NS Group have all requisite power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefore and all such authorizations, franchises, licenses and permits are valid and subsisting. Buyer and NS Group are duly licensed or qualified to do business as a foreign corporation and are in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not have a material adverse effect on Buyer or NS Group.
          (c) Each of Buyer and NS Group has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Neither Buyer nor NS Group is a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by Buyer or NS Group of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby.
     4.2 Valid and Enforceable Agreement; Authorization; Non-Contravention. This Agreement has been duly executed and delivered by Buyer and NS Group and constitutes a legal, valid and binding obligation of Buyer and NS Group, enforceable against each of Buyer and NS Group in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer and NS Group.
     4.3 Brokers, Finders. Except for Raymond James & Associates, Inc., no finder, broker, agent or other intermediary, acting on behalf of Buyer or NS Group, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or the Related Agreements to which Buyer or NS Group is a party or any of the transactions contemplated hereby or thereby.
ARTICLE V
COVENANTS NOT TO COMPETE, DISCLOSE OR HIRE
     5.1 Covenant. In consideration of the sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereby:
          (a) Each of Seller, Gilliam, June Roberson and Ann Self (each, a “Covenantor”), agree that he, she or it shall not, and shall cause each of its Affiliates not to:
               (i) Directly or indirectly through any entity, as a principal, employee, partner, shareholder, member, officer, director, manager, agent, lender, paid or unpaid consultant or otherwise, compete with, assist in or provide financial resources to any activity which competes with the Business during the Restrictive Period (as defined below) anywhere in the United States and anywhere outside the United States where the Business is currently conducted or as of the Closing Date planned to be conducted; provided, however, that the running of such time period shall be tolled during any period of time during which the Covenantors or any of its Affiliates violates this paragraph, and provided further, that the foregoing shall not prohibit the Covenantors or any of their Affiliates from owning 5% or less of the outstanding equity securities of a Public Company. Notwithstanding the foregoing, Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of (A) the ownership by Ann Self or her spouse of a 50% equity interest in J. Hobbs Machine Corp. (“J-Hobbs”) so long as (1) Ann Self does not have any active participation in the business of J-Hobbs and (2) neither Ann Self nor her spouse, directly or indirectly, provides any financial support to J-Hobbs (whether by loan, guarantee, investment or otherwise) which facilitates J-Hobbs engaging in any business enterprise that would be competitive with the business activities of FTS or Buyer and (B) the ownership by Gilliam, Ann Self and June Roberson of a 33.3% equity interest in Cromwell Lane Investments Corp., a Texas corporation (“Cromwell Lane”), which owns 30% of Composite Lining Systems, L.P., a Texas limited partnership (“CLS”), so long as Gilliam, Ann Self or June Roberson does not actively participate in any activity that is competitive with the Business or provide any financial support to CLS or Cromwell Lane (whether by loan, guarantee, investment or otherwise) which facilitates CLS or Cromwell Lane engaging in any business enterprise that would be competitive with the business activities of FTS or Buyer;
               (ii) Use or disclose to anyone except authorized personnel of the Business, whether or not for such Covenantor’s benefit or otherwise, any trade secrets or confidential matters concerning the Business, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, software code, any Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement) and any other research or business information concerning the Business which such Covenantor currently deems to be confidential (whether or not a trade secret under applicable law); or
               (iii) Directly or indirectly, during the Restrictive Period, solicit, encourage to leave employment, or hire any employee of the Business or any person who at the time of proposed hire by a Covenantor had been an employee of the Business within the previous six (6) months, or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Business to reduce or discontinue its business with the Business or disclose to anyone else the name and/or requirements of any such customer; provided, however, that the running of such time period shall be tolled during any period of time during which the Covenantor or any of their Affiliates violates this paragraph.
5.2 Enforceability.
          (a) Each Covenantor hereby acknowledges the broad territorial scope of the covenant contained in Section 5.1, but acknowledge and agree that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Business operates and in which the products of the Business are sold, (iii) the confidential, proprietary and trade secret information of the Business to which the Covenantor may have had access and (iv) the fact that a business which competes with the Business could greatly benefit if it were to obtain the confidential information of the Business.
          (b) Each Covenantor acknowledges that the foregoing restrictions are reasonable and agrees that in the event of any breach thereof the harm to Buyer and the Business will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer, that any of the foregoing provisions are unenforceable as stated, the parties intend that such restrictions be modified to permit the maximum enforceable restriction on the Covenantors’ and their Affiliates’ competition with the Business.
     5.3 Time Period. For purposes of this Agreement, “Restrictive Period” shall mean a period of five (5) consecutive years from and after the Closing Date.
ARTICLE VI
ADDITIONAL COVENANTS OF THE PARTIES
     6.1 Public Disclosure. Buyer shall not make any public disclosure of the terms hereof or the transactions contemplated hereby without the prior written consent of Gilliam, except as required by Law. Neither Seller, Gilliam, Ann Self or June Roberson shall make any public disclosure of the terms hereof or the transactions contemplated hereby without the prior written consent of Buyer, except as required by Law.
     6.2 Tax Covenants.
          (a) All sales, use, transfer, value added, excise, stamp, documentary, registration, real estate transfer, transaction, real estate gains, and other similar Taxes, if any, incurred in connection with the transactions contemplated by this Agreement shall be borne by the LP Group.
          (b) From and after the Closing Date, to the extent reasonably requested by the other party, and at such party’s expense, the LP Group and Buyer shall assist and cooperate with the other in the preparation and filing of any Tax Return described in this Section 6.2 and shall assist and cooperate with the other in preparing for any disputes, audits or other litigation relating to Taxes for which the other party is responsible pursuant to this Agreement. Seller and Buyer further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government or any other person as may be necessary to mitigate, reduce or eliminate any Tax (including additions thereto or interest and penalties thereon) that could be imposed with respect to the transactions contemplated in this Agreement.
          (c) Buyer and Seller agree that, pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, with respect to the filing and furnishing of IRS Forms W-2, W-3, W-4, W-5 and 941, Seller will cooperate with Buyer by supplying Buyer with all relevant wage, withholding and other relevant information with respect to each of Seller’s Employees on a timely basis.
          (d) Seller agrees to execute such documents as are necessary in order to transfer and assign to Buyer all state unemployment insurance wage bases and experience and tax rates with regard to the calendar year that includes the Closing Date.
     6.3 Title Matters. Prior to the Closing Date, Seller has delivered to Buyer a preliminary binder or title commitment(s) sufficient for the issuance of a TLTA Owner Policy of Title Insurance with respect to the Owned Real Property (the “Title Policy”), issued by

Commonwealth Land Title Insurance Company and Basin Abstract and Title (collectively, the “Title Company”), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title. At the Closing, Buyer shall, at Buyer’s sole cost and expense, obtain the Title Policy in an amount of not less than $1,300,000 with respect to the Owned Real Property located in Houston and $550,000 with respect to the Owned Real Property located in Odessa. The Title Policy shall show fee simple title to the Owned Real Property vested in Buyer, subject only to: (a) current real estate taxes not yet due and payable, the liability for which is apportioned pursuant to Section 6.5(a); and (b) the permitted title exceptions listed in Schedule 6.3 attached hereto (the “Permitted Exceptions”).
     6.4 Obligations with Respect to Employees.
          (a) Buyer shall offer employment to all of the Seller’s Employees on terms and conditions that are in Buyer’s sole and exclusive discretion.
          (b) Notwithstanding anything herein to the contrary, Buyer shall not assume as of the Closing Date any Liability or obligation incurred under or as a result of any Plan maintained by the Seller.
          (c) Seller shall be responsible for all costs arising on account of periods prior to the Effective Time with respect to all of the Seller’s Employees (including without limitation, all accrued wages, bonus, vacation and sick leave, retirement benefits, insurance and health benefits and other employment costs, and all federal and state withholding, social security and employment taxes payable in connection therewith). In the event that any such cost (other than any such cost associated with any Plan maintained by Seller) would be administratively difficult for Seller to pay because it is measured based on a period beginning before the Effective Time and ending after the Effective Time, Buyer shall pay such costs as a matter of convenience and shall be entitled to a credit as described in Section 6.5(c). Notwithstanding the foregoing, Buyer shall not pay such costs with respect to any employees who were terminated before the Closing Date.
          (d) Seller will be responsible for any Liability or obligation to provide COBRA continuation coverage to Seller’s Employees and their dependents or former dependents, as required by Code Section 4980B(f), to the extent such individuals are M&A Qualified Beneficiaries (as defined in Treasury Regulation section 54.4980B-9, Q&A-4 and Q&A-6) due to the transaction contemplated in this Agreement. For the avoidance of doubt, Seller agrees to assume such Liability or obligation even if Buyer would otherwise be responsible for such Liability or obligation under Treasury Regulation section 54.4980B-9.
          (e) It is the intent of the parties hereto to close this transaction and address all matters relating to the Seller’s Employees in connection with the transactions described in this Agreement in such a manner as to ensure that the Worker Adjustment and Retraining Notification Act, 29 USC § 2102 et seq. (“WARN”) is not invoked. Buyer shall indemnify, defend, and hold harmless Seller from and against any and all Losses (as defined hereinafter), whether direct or indirect, known or unknown, or foreseen or unforeseen, that may be incurred by, or asserted against, any such indemnified party arising out of or relating to Buyer’s failure to comply with WARN with respect to Seller’s Employees in connection with the transactions described in this Agreement.

          (f) No provision of this Agreement, including without limitation this Section 6.4, shall create any third-party beneficiary rights in any person or entity, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller.
     6.5 Other Prorations and Adjustments. The following matters and items pertaining to the Business shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of the Effective Time. To the extent possible, net credits in favor of Buyer shall be deducted from the Purchase Price and net credits in favor of Seller shall be paid in cash at the Closing. Unless otherwise indicated below, Buyer shall receive a credit for any of the following expenses to the extent the same are incurred but unpaid as of the Effective Time and Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Effective Time. To the extent that the amounts of the credits cannot be determined at the Closing, the net amount resulting from the prorations and allocations provided for in this Section 6.5 shall be paid as soon as practicable following the Closing Date by Buyer to Seller (if such net amount is in Seller’s favor) or by Seller to Buyer (if such net amount is in Buyer’s favor).
          (a) Taxes. All Taxes applicable to or payable with respect to with the Business or the Purchased Assets in respect of any taxable periods ending on or before the Effective Time are the responsibility of and shall be paid by the LP Group. Taxes relating to any taxable period commencing prior to and ending after the Effective Time (a “Straddle Period”) shall be pro-rated between the LP Group and Buyer; such Taxes for the taxable period through the Effective Time are the responsibility of the LP Group and Taxes for the taxable period after the Effective Time are the responsibility of Buyer. The LP Group shall pay to Buyer within 15 days after the date on which the Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the taxable period ending as of the Effective Time. For the purposes of this Section 6.5(a), the portion of such Straddle Period Taxes that are allocable to LP Group shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended at the Effective Time; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending as of the Effective Time and the denominator of which is the number of days in the entire taxable period.
          (b) Utility Contracts. Telephone contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated at the Closing. Where possible, cutoff readings will be secured for all utilities as of the Effective Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service, subject to reconciliation after the Closing Date when the actual bills are available.
          (c) Employee Expenses. Buyer shall be entitled to a credit for all costs and expenses as of the Effective Time that are paid by Buyer as a matter of convenience under

Section 6.4(c), including, without limitation, all accrued wages, bonus, vacation and sick leave, and all federal and state withholding, social security and employment taxes payable in connection therewith. The Parties agree that the Statement of Closing Net Working Capital will contain an accrual as of the Effective Date for an amount which represents Seller’s pro rata portion of vacation and sick days for Seller’s Employees with anniversary dates of employment between the Effective Date and December 31, 2006.
     6.6 Books and Records.
          (a) The Parties shall cooperate fully with each other after the Closing so that each Party has access, for any proper purpose, to the business records, contracts and other information existing at the Closing Date which relate in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing (whether such records are in the possession of Buyer or Seller). The party in possession of any files, books or records existing at the Closing Date which relate in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing shall use its reasonable efforts to not destroy such files, books or records for a period of six (6) years after the Closing Date without giving the other party at least thirty (30) days’ prior written notice, during which time such other party shall have the right (subject to Section 6.6(b)) to examine and to remove any such files, books and records prior to their destruction.
          (b) The access to files, books and records contemplated by subsection (a) above shall be during normal business hours and upon not less than two (2) days’ prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, shall only be available if the Party seeking access has a proper purpose, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim such privilege.
     6.7 Filings. Prior to the Closing, the Parties shall proceed expeditiously and in good faith to make such filings and take such other actions as may be reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including without limitation, making any filings required to be made pursuant to the HSR Act, as amended. Any and all filing fees in respect of such filings shall be split equally between Buyer and Seller.
     6.8 Accounts Receivable. Subject to the reserves set forth on the Statement of Closing Net Working Capital, any Accounts Receivable which have not been collected by Buyer within 180 days from the Closing Date may, at Buyer’s option exercised within 30 days after the expiration of such 180 day period, be returned and assigned to Seller and Seller will pay Buyer the amount of such Accounts Receivable for a repurchase price equal to the amount of such Account Receivables net of the amount of the reserves set forth on the Statement of Closing Net Working Capital.
     6.9 Tail Insurance Coverage. Prior to the expiration of Seller’s existing products liability insurance policy, Seller shall purchase one or more policies of product liability insurance which shall cover claims arising from facts or events which occur following the Effective Time and involve allegations of personal injury (including death) or property damage arising from the design, manufacture, marketing, sale, distribution, servicing or use of any product of the Business manufactured before the Effective Time.
     6.10 Cessation of Business Operations of Curley’s. From and after the Closing, Seller shall cause Curley’s Machine Shop, Inc., a Texas corporation, to cease carrying on its business, except to the extent necessary to collect its outstanding accounts receivable and to pay its outstanding accounts payable.
     6.11 Financial Statements. Seller and Gilliam shall (i) assist with and facilitate the completion and/or audit of any financial statements which are requested by Deloitte & Touche (“D&T”), Buyer or NS Group in order for NS Group to comply with the rules and regulations of the Securities Exchange Commission or other Laws applicable to NS Group and (ii) provide necessary consents and management representation letters reasonably requested by D&T, Buyer or NS Group in connection with such financial statements.
     6.12 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:
     7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Seller and Gilliam in or pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change expressly consented to in writing by Buyer, and Seller shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing.
     7.2 Consents and Approvals. All filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect. The filing and waiting period requirements of the HSR Act shall have been duly complied with.
     7.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

     7.4 No Material Adverse Effect. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect on the Business.
     7.5 Foreign Patent and Patent Application Assignments. All of the Patent and Patent applications listed on Schedule 3.12(a) shall have been assigned to Seller and each of said assignments are being recorded or shall have been recorded with the corresponding Government office and/or authorities in each such country in which each such application was filed and/or patent issued.
     7.6 Deliveries of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (a) one or more applicable bills of sale with respect to the Purchased Assets, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller;
          (b) an assignment and assumption agreement with respect to the Assumed Liabilities, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller;
          (c) one or more Intellectual Property assignments, in form and substance acceptable to Buyer and Seller, duly executed by Seller, together with such other assignment and conveyance documents that Buyer reasonably requests to effectuate the transactions contemplated hereby;
          (d) the Employment Agreements, duly executed by the individuals listed on Schedule 1.26;
          (e) the Transaction Escrow Agreement, duly executed by Seller;
          (f) the Retention Agreements, duly executed by the individuals listed on Schedule 1.85;
          (g) opinion of Boyar & Miller, counsel to Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit C;
          (h) special warranty deeds for the Owned Real Property, in a form acceptable for filing with and recording in the records of the appropriate office of the county recorder in which the respective parcel of Owned Real Property resides, together with such affidavits, certificates and other instruments as shall be reasonably requested by Buyer;
          (i) all consents and approvals required to be obtained from Governments;
          (j) the written release of all Liens (other than Permitted Liens and Permitted Exceptions) relating to the Purchased Assets, in form and substance acceptable to Buyer, executed by the holder of or parties to each such Lien;

          (k) a certificate of existence of Seller, dated within five Business Days of the Closing Date, from the Texas Secretary of State;
          (l) certificates of no tax from the Texas Comptroller of Public Accounts stating that each member of the LP Group has no outstanding franchise tax liabilities, dated no more than sixty (60) days prior to the Closing Date;
          (m) a copy, certified by the Secretary of Seller to be true, complete and correct as of the Closing Date, of the certificate of formation, limited partnership agreement and resolutions of the partners of Seller, authorizing and approving the transactions contemplated hereby; and
          (n) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND GILLIAM
     The obligation of Seller and Gilliam to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller and Gilliam:
     8.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change consented to by Seller, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing.
     8.2 Consents and Approvals . All filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect. The filing and waiting period requirements of the HSR Act shall have been duly complied with.
     8.3 No Litigation or Contrary Judgment . On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.
     8.4 Deliveries of Buyer at Closing . At Closing, Buyer shall deliver:
          (a) by cash or wire transfer, $111,636,000 of the Aggregate Consideration, in immediately available funds to the accounts designated by Seller not less than two Business Days prior to the Closing Date;

          (b) by cash or wire transfer, $3,000,000 of the Aggregate Consideration, in immediately available funds to the account designated by Wayne D. Gilliam, Jr. not less than two Business Days prior to the Closing Date;
          (c) by cash or wire transfer, the Transaction Escrow Deposit to the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Transaction Escrow Agreement;
          (d) an assignment and assumption agreement with respect to the Assumed Liabilities, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Buyer to Seller;
          (e) one or more Intellectual Property assignments, in form and substance acceptable to Buyer and Seller, duly executed by Buyer to Seller;
          (f) the Employment Agreements, duly executed by Buyer to Seller;
          (g) the Transaction Escrow Agreement, duly executed by Buyer to Seller;
          (h) the Retention Agreements, duly executed by Buyer to Seller;
          (i) certificate of existence of Buyer, dated within five Business Days of the Closing Date, from the Secretary of the Commonwealth of Kentucky and from the Kentucky Comptroller of Public Accounts to Seller; and
          (j) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification of Buyer
          (a) Each of Seller and Gilliam shall jointly and severally hold Buyer and its Affiliates, and their respective shareholders, directors, officers, employees, successors, assigns, and agents (the “Buyer Indemnified Persons”), harmless and indemnify each of the Buyer Indemnified Persons from and against, and each of Seller and Gilliam hereby waives any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to, any and all claims, losses, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (collectively, the “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by Seller and Gilliam in Article III of this Agreement, (ii) any breach or violation of a covenant or agreement made by Seller, Gilliam, Ann Self and June Roberson in this Agreement, (iii) the ownership, use or possession of the Excluded Assets, and (iv) the Excluded Liabilities.
          (b) In addition to any other indemnification granted herein and notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, each of Seller and Gilliam agrees to hold the Buyer Indemnified Persons harmless and shall jointly and severally indemnify each of them from and against liabilities of each member of the LP Group for Taxes or liability, if any for Taxes of others, including, but not limited to, each member of the LP Group or any of their Affiliates, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against Buyer with respect to the Business or the Purchased Assets (i) for any taxable period, or portion thereof, ending on or before the Effective Time or as a result of this transaction or (ii) for any taxable period resulting from a breach by Seller and Gilliam of any of the representations or warranties or covenants contained in Sections 3.5 or 6.2 hereof. Each of Seller and Gilliam also agrees to jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Indemnified Losses sustained by Buyer in a taxable period ending after the Effective Time that arises out of the settlement or other resolution (without the consent of Buyer) of a proposed Tax adjustment that relates to a taxable period ending on or before the Effective Time.
          (c) With respect to any indemnity payment under this Section 9.1, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the Purchased Assets.
          (d) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” and “material adverse effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for purposes of the indemnification provisions hereof, including, without limitation, for purposes of determining whether or not a breach of a representation or warranty has occurred, determining whether the threshold in Section 9.4(a) or Section 9.4(b) has been surpassed and/or determining the amount of any Indemnified Losses.
     9.2 Indemnification of Seller. Buyer shall hold Seller and its Affiliates, and their respective members, shareholders, directors, managers, officers, employees, successors, assigns, and agents, harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by Buyer in Article IV of this Agreement, (ii) any breach or violation of a covenant or agreement made by Buyer in this Agreement, (iii) the Assumed Liabilities, or (iv) except to the extent a Buyer Indemnified Person is entitled to be indemnified for such matter pursuant to Section 9.1, the operation of the Business after the Effective Time. With respect to any indemnity payment under this Section 9.2, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the Purchased Assets.
     9.3 Survival. The respective representations and warranties made by the parties in Article III and Article IV shall survive the Closing Date but shall expire eighteen (18) months after the Closing Date, unless a claim with respect thereto shall have been made prior to such date against the party or parties responsible for indemnification hereunder (collectively, the “Indemnifying Party”), in which case such representation and warranty shall survive until such claim is resolved in accordance with the terms hereof, except that: (i) the representations and warranties under Section 3.1 (Existence and Power), Section 3.2 (Valid and Enforceable Agreement; Authorization; Non-contravention), and Section 3.30 (Brokers, Finders and Other

Offers) shall survive without expiration; (ii) the representations and warranties under Section 3.10 (Title to Purchased Assets) shall survive for a period of five (5) years following the Closing Date, (iii) the representations and warranties under Section 3.12(e)(i) and (iii) (Infringement – US Patents), Section 3.12(h)(i) (Intellectual Property – US Patents) and Section 3.26 (Environmental Matters) shall survive for a period of three (3) years following the Closing Date, and (iv) the representations and warranties under Section 3.5 (Taxes) shall survive until the expiration of all applicable statutes of limitation, including any suspensions, tollings or extensions thereof. No party shall be entitled to indemnification for breach of any representation and warranty set forth in Article III and Article IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.
     9.4 Limitations.
          (a) The Buyer Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 9.1(a)(i) for breaches of the representations and warranties made by the Seller and Gilliam in Article III unless the aggregate amount of such Indemnified Losses exceeds $500,000 in the aggregate (the “Indemnification Threshold”), but then to the full extent of such Indemnified Losses (including the first $500,000 of such Indemnified Losses). Notwithstanding the foregoing, the Indemnification Threshold limitation shall not apply in any manner to any breach of a representation or warranty contained in Section 3.1 (Existence and Power), Section 3.2 (Valid and Enforceable Agreement; Authorization; Non-contravention), Section 3.5 (Taxes), Section 3.10 (Title to Purchased Assets), Section 3.11 (Necessary Property), Section 3.12(e)(i) and (iii) (Infringement – US Patents), Section 3.12(h)(i) (Intellectual Property – US Patents), Section 3.19 (Employee Benefits), Section 3.26 (Environmental Matters) and Section 3.30 (Brokers, Finders and Other Offers).
          (b) The Buyer Indemnified Persons shall not be entitled to indemnification for Environmental Indemnified Losses (other than the Identified Environmental Matters and the liabilities described in Section 2.2(d)(iii)) unless the aggregate amount of such Environmental Indemnified Losses exceeds $250,000 in the aggregate, in which case the Buyer Indemnified Persons shall be entitled to indemnification of such Environmental Indemnified Losses (including the first $250,000 of such Environmental Indemnified Losses). For the avoidance of doubt, the parties agree that the obligation to indemnify the Buyer Indemnified Persons with respect to the Identified Environmental Matters (subject to the provisions of Section 9.4(e)) or the liabilities described in Section 2.2(d)(iii) should not be limited by this Section 9.4(b).
          (c) Except as provided in Section 9.4(d), in no event shall Seller or Gilliam have any obligation to indemnify the Buyer Indemnified Persons in respect of Indemnified Losses with respect to the matters described in Section 9.1(a)(i) hereunder in excess of $10,000,000 in the aggregate, other than with respect of a breach of the representations and warranties set forth in Section 3.1 (Existence and Power), Section 3.2 (Valid and Enforceable Agreement; Authorization; Non-contravention), Section 3.5 (Taxes), Section 3.11 (Necessary Property), Section 3.19 (Employee Benefits), and Section 3.30 (Brokers, Finders and Other Offers) (collectively, the “Key Representations”) hereof, and any such Indemnified Losses shall not be counted against such limit. Notwithstanding the foregoing, in no event shall Seller or Gilliam have any obligation to indemnify the Buyer Indemnified Persons with respect to claims for Environmental Indemnified Losses first asserted within the eighteen (18) month period immediately following the first eighteen (18) months following the Closing Date in excess of an amount equal to the lesser of (i) $5,000,000, and (ii) $10,000,000 less the amount of Indemnified Losses paid by Seller or Gilliam to the Buyer Indemnified Persons pursuant to Section 9.1(a)(i), other than with respect to the Key Representations, prior to the date that is eighteen (18) months following the Closing Date, but not less than $0.
          (d) In no event shall Seller or Gilliam have any obligation to indemnify the Buyer Indemnified Persons in respect of Indemnified Losses pursuant to Section 9.1(a)(i) with respect to a breach of the representations and warranties set forth in Section 3.12(e)(i) and (iii) (Infringement – US Patents) and Section 3.12(h)(i) (Intellectual Property – US Patent) (other than and expressly excluding any Past Infringement Claims and Past Validity Claims), together with all other Indemnified Losses indemnified pursuant to Section 9.1(a)(i) other than with respect to the Key Representations, in excess of $20,000,000 in the aggregate. Notwithstanding the foregoing, in no event shall Seller or Gilliam have any obligation to indemnify the Buyer Indemnified Persons in respect of Indemnified Losses pursuant to Section 9.1(a)(i) with respect to claims for a breach of the representations and warranties set forth in Section 3.12(e)(i) and (iii) (Infringement – US Patents) and Section 3.12(h)(i) (Intellectual Property – US Patents) (other than and expressly excluding any Past Infringement Claims and Past Validity Claims) first asserted within the eighteen (18) month period immediately following the first eighteen (18) months following the Closing Date in excess of an amount equal to the lesser of (i) $10,000,000, and (ii) $20,000,000 less the amount of Indemnified Losses paid by Seller or Gilliam to the Buyer Indemnified Persons pursuant to Section 9.1(a)(i), other than with respect to the Key Representations, prior to the date that is eighteen (18) months following the Closing Date, but not less than $0.
          (e) With respect to the Identified Environmental Matters, in no event shall Seller and Gilliam have any obligation to indemnify the Buyer Indemnified Persons for more than seventy-five percent (75%) of the Indemnified Losses which arise from such Identified Environmental Matters and only with respect to claims asserted by the Buyer Indemnified Person within the three (3) year period following the Closing Date.
          (f) With respect to a breach of the representations and warranties under Section 3.12(e)(i) and (iii), other than and expressly excluding any Past Infringement Claims (a “Third Party Infringement Claim”), Seller and Gilliam shall be obligated to indemnify and hold the Buyer Indemnified Persons harmless from and against fifty percent (50%) of the Indemnified Losses which arise from any Third Party Infringement Claim. Notwithstanding any other provision of this Agreement, to the extent that Buyer is successful in obtaining a final, non-appealable, judgment in its favor in connection with any Third Party Infringement Claim, Indemnified Losses for purposes of this Section 9.4(f) shall not include any attorneys’ fees or expenses incurred by Buyer in connection with the investigation or defense of such Third Party Infringement Claim.
          (g) With respect to a breach of the representations and warranties under Section 3.12(h)(i), other than and expressly excluding any Past Validity Claims (a “Third Party Validity Claim”), Seller and Gilliam shall be obligated to indemnify and hold the Buyer Indemnified Persons harmless from and against fifty percent (50%) of the Indemnified Losses which arise from any Third Party Validity Claim. Notwithstanding any other provision of this Agreement, to the extent that Buyer is successful in obtaining a final, non-appealable, judgment in its favor in connection with any Third Party Validity Claim, Indemnified Losses for purposes of this Section 9.4(g) shall not include any attorneys’ fees or expenses incurred by Buyer in connection with the investigation or defense of such Third Party Validity Claim.
     9.5 Notice of Claim; Satisfaction of Claim. Upon obtaining knowledge of any Indemnified Losses, any person entitled to indemnification under Section 9.1 or 9.2 (the “Injured Party”) shall give written notice to the Indemnifying Party specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within thirty (30) days after receipt of the Notice of Claim, whereupon the parties shall meet and attempt in good faith to resolve their differences with respect to such claim or indemnification. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, then either of such parties can bring an Action against the other party to recover such Indemnified Losses in a court of competent jurisdiction. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Injured Party’s Notice of Claim.
     9.6 Environmental Matters. Any matter for which Seller and Gilliam are to indemnify a Buyer Indemnified Person under Section 9.1(a) relating to an environmental issue, including, but not limited to, any matter involving an environmental investigation and/or remediation on any Environmental Property, any claim by the Government relating to an environmental matter, any Identified Environmental Matter, or any breach of a representation or warranty in Section 3.26 (Environmental Matters) (collectively referred to as an “Environmental Indemnified Loss”), shall be governed by this Section 9.6, provided however, any Third Person Claim involving an environmental issue made by a Third Person other than the Government and which does not involve any environmental investigation or remediation on the Environmental Property, shall be governed by Section 9.7. Matters associated with an Environmental Indemnified Loss shall be addressed as follows:
          (a) As between the Parties, Buyer shall have full authority to initiate, control, direct, manage and implement any response or defense to an Environmental Indemnified Loss (collectively, the “Work”); provided, however, that with respect to any Work related to any Environmental Indemnified Loss, other than any Identified Environmental Matter, Seller shall have the right to approve the work plan and budget related to such Work, which approval shall not be unreasonably withheld, conditioned or delayed;
          (b) Buyer shall notify Seller within a reasonable time period of becoming aware of the existence of an Environmental Indemnified Loss, provided that Buyer shall not be adversely affected by a failure to give such notice unless, and only to the extent that, Seller is actually and materially prejudiced thereby;
          (c) Buyer shall provide Seller periodic updates of the status of the Work along with summaries of the Indemnified Losses incurred. Buyer shall give good faith consideration to any reasonable comments or suggestions of Seller in connection with the Work. Buyer shall provide Seller with copies of significant written reports and correspondence to third parties generated as part of the Work. At no time shall Seller communicate directly to the Government regarding the Work or any Environmental Indemnified Loss without the prior written consent of Buyer, nor will Seller take any position with the Government adverse to the interests of Buyer;
          (d) Any environmental remediation undertaken shall be completed to standards consistent with the property’s use as of the time of Closing, and the Work shall comply with all applicable Environmental Laws;
          (e) Subject to Section 9.4 and this Section 9.6, Seller and Gilliam shall reimburse Buyer in a timely manner for all Indemnified Losses incurred by the Buyer Indemnified Person resulting from or arising out of an Environmental Indemnified Loss; and
          (f) Seller shall cooperate with, and not hinder or impede, Buyer with respect to issues arising from any Environmental Indemnified Loss in which Buyer desires the cooperation of Seller.
     9.7 Right to Contest Claims of Third Persons. Except as set forth in Section 9.6 and Section 9.8, if an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an indemnified Person hereunder (“Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such Notice of Claim unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”) provided that the Indemnifying Party notified the Injured Party in writing of its election to indemnify the Injured Party with respect to such Third Person Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably) except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money. For the avoidance of doubt, a claim or challenge asserted by the Internal Revenue Service against an Injured Party shall be considered a Third Person Claim hereunder. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Injured Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement does not require the payment of money and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.
     9.8 Third Party Infringement Claim; Third Party Validity Claim. If a Buyer Indemnified Person believes it is entitled to indemnification hereunder because of a Third Party Infringement Claim or a Third Party Validity Claim, the Buyer Indemnified Person shall give Seller and Gilliam prompt written notice thereof after such assertion is actually known to the Buyer Indemnified Person provided, however, that the right of a Buyer Indemnified Person to be indemnified hereunder in respect of a Third Party Infringement Claim or a Third Party Validity Claim shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, Seller or Gilliam is materially prejudiced thereby. Buyer shall administer, pursue and control the defense of all Third Party Infringement Claims and Third Party Validity Claims, utilizing its own counsel. Seller and Gilliam shall have the right to participate in, but not control, the defense of any such Third Party Infringement Claim and any such Third Party Validity Claim at its own expense. Buyer may settle or compromise any such Third Party Infringement Claim or Third Party Validity Claim without the consent of Seller or Gilliam. Seller and Gilliam shall cooperate with Buyer in the defense of all such Third Party Infringement Claims and Third Party Validity Claims.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Buyer or NS Group:
NS Group, Inc.
530 West Ninth Street
Newport, Kentucky 41071
Attention: Thomas J. Depenbrock
Telephone: 859-292-6809
Fax: 859-292-6825

With copies to:
Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: William F. Seabaugh
Telephone: 314-259-2000
Fax: 314-259-8450
If to Seller, Gilliam, Ann Self or June Roberson:
Wayne D. Gilliam, Jr.
9215 Cromwell Terrace
Odessa, Texas 79763
Telephone: 432-337-2109
Fax: 432-332-5019
With a copy to:
Rush, Kelly, Morgan, Dennis, Corzine & Hansen, P.C.
4001 E. 42ND St., Suite 200
Odessa, Texas 79762
Attention: Michael Kelly
Telephone: 432-367-7271
Fax: 432-363-9121
And
Boyar & Miller
4265 San Felipe, Suite 1200
Houston, Texas 77027
Attention: J. William Boyar
Telephone: 832-615-4218
Fax: 713-552-1758
     10.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the Confidentiality Agreement dated February 22, 2006, between NS Group and Seller (the “Confidentiality Agreement”), embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
     10.3 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Seller.
     10.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto,

their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by Seller (by operation of law or otherwise) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or by Buyer without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Buyer shall have the right to transfer and assign its rights, benefits or obligations under this Agreement to any of its Affiliates, provided that Buyer shall remain liable for all of its obligations hereunder. Buyer shall have the right to direct the transfer or delivery of any portion of the Purchased Assets and/or Assumed Liabilities to any of its Affiliates.
     10.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     10.6 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The term “person” includes any Government. Gender-specific references such as “its,” “his,” and “her” shall include all other genders. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.
     10.7 Exhibits; Schedules. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and incorporated by reference herein. Any matter disclosed in this Agreement or in any Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect to all sections of this Agreement to which such disclosure may apply so long as the application to any such other section is readily apparent from such disclosure.
     10.8 Expenses. Seller shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their attorneys, accountants, advisors (including McClure, Schumacher & Associates, L.L.P.) and other representatives, whether in connection with consultation or communication with, or other assistance to, Buyer or its advisors or representatives or otherwise. Buyer shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants and advisors (including Raymond James & Associates, Inc.).
     10.9 Remedies Cumulative. All rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

     10.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Texas applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules.
     10.11 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person or entity not a party hereto, or any such person’s or entity’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.
     THIS CONTRACT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

“BUYER”

ULTRA PREMIUM OILFIELD SERVICES, LTD.

By:	UPOS GP, L.L.C.

	By:	/s/ René J. Robichaud
	Name: Title:	René J. Robichaud President and Chief Executive Officer of NS Group, Inc., sole member of UPOS GP, L.L.C.

“NS GROUP”

NS GROUP, INC.

	By:	/s/ René J. Robichaud
	Name: Title:	René J. Robichaud President and Chief Executive Officer

“SELLER”

FISHING TOOLS SPECIALTY, L.P.

By:	Fishing Tools Specialty GP, L.L.C.

	By: Name: Title:	/s/ Wayne D. Gilliam, Jr. Wayne D. Gilliam, Jr. President

“GILLIAM”

/s/ Wayne D. Gilliam, Jr.

Wayne D. Gilliam, Jr.

JOINDER AGREEMENT
     WHEREAS, June Roberson and Ann Self are indirect owners of Seller;
     WHEREAS, Buyer is acquiring goodwill and valuable confidential, proprietary and/or trade secret information from Seller as a result of the transactions contemplated by the Agreement;
     WHEREAS, June Roberson and Ann Self have had access to such goodwill and confidential, proprietary and/or trade secret information;
     WHEREAS, the execution of this Joinder Agreement by June Roberson and Ann Self is a condition precedent and material inducement for Buyer to acquire the Purchased Assets pursuant to the Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:
     Each of June Roberson and Ann Self, being indirect owners of Seller and in consideration of the benefits accruing to them pursuant to the consummation of the transactions contemplated by the Agreement, hereby join in the execution of the Agreement solely and exclusively for purposes of Article V and Article X of the Agreement.

/s/ June Roberson
June Roberson

/s/ Ann Self
Ann Self

TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.26	Employment Agreements
Schedule 1.31	Environmental Reports
Schedule 1.34	Excluded Assets
Schedule 1.43	Houston Assets
Schedule 1.44	Houston Liabilities
Schedule 1.45	Houston Net Book Value
Schedule 1.57	Known Environmental Liabilities
Schedule 1.77	Permitted Liens
Schedule 1.85	Retention Agreements
Schedule 2.2(a)(ii)	Assumed Contracts
Schedule 2.9	Allocation
Schedule 3.2(c)	Non-contravention
Schedule 3.3	Financial Statements
Schedule 3.4	Absence of Certain Changes
Schedule 3.5	Taxes
Schedule 3.6	Accounts Receivable
Schedule 3.7	Inventories
Schedule 3.8	Litigation
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(g)	Repair or Correction
Schedule 3.10	Title to Purchased Assets
Schedule 3.12(a)	Intellectual Property
Schedule 3.12(d)	Intellectual Property Notices
Schedule 3.12(e)-1	US Patents
Schedule 3.12(e)-2	Notice of Infringement
Schedule 3.12(i)	Obligation to Compensate
Schedule 3.12(l)	Right to Use or Disclose
Schedule 3.13	Licenses and Permits
Schedule 3.14	Contracts
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Employees, Consultants and Agents
Schedule 3.18	Labor Matters
Schedule 3.19	Employee Benefit Matters
Schedule 3.21	Workers Compensation Claims
Schedule 3.22	Insurance
Schedule 3.23	Product and Service Warranties
Schedule 3.24	Product Liability Claims
Schedule 3.26	Environmental Matters
Schedule 3.28(a)	Related Party Transactions
Schedule 3.28(b)	Certain Affiliated Transactions
Schedule 6.3	Permitted Exceptions

Exhibit A	Form of Employment Agreement(s)
Exhibit B	Form of Transaction Escrow Agreement

Exhibit C	Form of Opinion Letter
Exhibit D	Form of Retention Agreements